As filed with the Securities and Exchange Commission on November 5, 1997

                                           Registration Statement No. 333-27119

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 _______________


                               AMENDMENT NO. 3 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 _______________

                         OVM INTERNATIONAL HOLDING CORP.
                 (Name of Small Business Issuer in its Charter)
                                 _______________


        Nevada                        3531                   88-0344135
  (State or other juris-       (Primary Standard          (I.R.S. Employer
 diction of incorporation     Industrial Classifi-       Identification No.)
    or organization)           cation Code Number)
                                 _______________

 West 516 Sprague Avenue                     No. 3 Longguan Road, Liuzhou City,
Spokane, Washington 99204                     Guangxi Zhuang Autonomous Region,
    (509) 747-8590                               People's Republic of China
 (Address and telephone                          (Address of principal place
   number of principal                        of business or intended principal
    executive offices)                                place of business)
                                 _______________

                                  Ching Lung Po
                         OVM International Holding Corp.
                             West 516 Sprague Avenue
                            Spokane, Washington 99204
                                 (509) 747-8590
            (Name, address and telephone number of agent for service)
                                 _______________

                                 With copies to:

                            James M. Schneider, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                           200 East Las Olas Boulevard
                                   Suite 1900
                         Fort Lauderdale, Florida 33331
                                 (954) 763-1200
                                 _______________


      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
                                 _______________

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering.
| |

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |


                         CALCULATION OF REGISTRATION FEE


Title of                              Proposed          Proposed
Each Class                            Maximum           Maximum
of Securities        Amount           Offering          Aggregate      Amount of
to be                to be            price             Offering       Registra-
Registered           Registered       per Unit(1)       Price(1)       tion Fee
--------------------------------------------------------------------------------
Common Stock
(par value
$.0001 per
share)                50,000          $1.50(2)          $75,000        $25.86

Common Stock
issuable under

Warrants           4,000,000(3)       $3.00(3)      $12,000,000     $3,636.36



     Total.....................................                     $3,662.22
                                                                    =========


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(b).

(2) The price as estimated based on the average of the closing bid and asked prices on May 9, 1997.

(3) Represents shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants exercisable at $3.00 per share on or prior to December 23, 1998. Also includes such additional indeterminate number of shares as may be issued under such Warrants by reason of the anti-dilution provisions contained therein.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                      ii

                         OVM INTERNATIONAL HOLDING CORP.

                                 _______________

              Cross Reference Sheet for Prospectus Under Form SB-2

      Form SB-2 Item No. and Caption           Caption or Location in Prospectus
      ------------------------------           ---------------------------------

 1.   Forepart of Registration                 Cover Page; Cross Reference
      Statement and Outside                    Sheet; Outside Front Cover
      Front Cover of Prospectus                Page of Prospectus

 2.   Inside Front and Outside Back            Inside Front and Outside Back
      Cover Pages of Prospectus                Cover Pages of Prospectus

 3.   Summary Information, Risk                Prospectus Summary; High Risk
      Factors                                  Factors

 4.   Use of Proceeds                          Use of Proceeds

 5.   Determination of Offering                Cover Page
      Price

 6.   Dilution                                 Not Applicable

 7.   Selling Security-Holders                 Sales by Selling Security Holders

 8.   Plan of Distribution                     Outside Front Cover Page of
                                               Prospectus; Sales by Selling
                                               Security Holders

 9.   Legal Proceedings                        Business

10.   Directors, Executive Offi-               Management
      cers, Promoters and Control
      Persons

11.   Security Ownership of Cer-               Principal Shareholders
      tain Beneficial Owners and
      Management

12.   Description of Securities                Description of Securities

13.   Interest of Named Experts                Legal Matters
      and Counsel

14.   Disclosure of Commission                 Undertakings
      Position on Indemnifica-
      tion for Securities Act
      Liabilities

15.   Organization within Last                 Not Applicable
      Five Years

16.   Description of Business                  Business

17.   Management's Discussion                  Management's Discussion and
      and Analysis and Plan of                 Analysis or Plan of Operations
      Operation

18.   Description of Property                  Business - Properties

19.   Certain Relationships and                Certain Transactions
      Related Transactions

20.   Market for Common Equity                 Price Range for Common Stock;
      and Related Stockholder                  Description of Securities
      Matters

21.   Executive Compensation                   Management - Executive Compen-
                                               sation

22.   Financial Statements                     Financial Statements

23.   Changes in and Disagree-                 Not Applicable
      ments with Accountants on
      Accounting and Financial
      Disclosure


INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Preliminary Prospectus Dated November 5, 1997


                              Subject to Completion

                                   PROSPECTUS
                                   ----------


                         OVM INTERNATIONAL HOLDING CORP.

                        4,050,000 Shares of Common Stock

      There are 4,050,000 shares of Common Stock (the "Shares"), par value $.0001 per share ("Common Stock") of OVM International Holding Corp. (the "Company" or "OVM") being offered by certain shareholders of the Company (the "Selling Security Holders"), if at all, on a delayed basis, including 4,000,000 shares (the "Warrant Shares") issuable upon the exercise of Common Stock Purchase Warrants issued by the Company (collectively the "Warrants"). All costs relating to the processing of the Registration Statement of which this Prospectus is a part, estimated to be $65,000, will be borne by the Company. See "Sales by Selling Security Holders" and "Description of Securities."

      The Company's Common Stock is traded on a highly limited basis on the OTC Bulletin Board under the symbol "OVMI." The Company intends to apply for inclusion of its Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") at such time as the Company satisfies NASDAQ minimum listing requirements. However, there can be no assurances that the Company's Common Stock will be accepted for inclusion in the NASDAQ System. Furthermore, there can be no assurances that a substantial trading market for its Common Stock will develop or be sustained in the future. At June 30, 1997, the net tangible book value of the Company's Common Stock was approximately Rmb
4.46 (US$0.54) per share. Accordingly, it is likely that the purchasers in this offering will incur an immediate and substantial dilution from the purchase price of their shares of Common Stock. See "Price Range of Common Stock" and "Description of Securities."
                            ________________________

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. POTENTIAL PURCHASERS SHOULD NOT INVEST IN THESE SECURITIES UNLESS THEY CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT HEREIN. SEE "HIGH RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              This date of this Prospectus is _______________, 1997

      The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares offered hereby from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares offered hereby except upon exercise of the Warrants. In connection with such sales, the Selling Security Holders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933. See "Use of Proceeds" and "Sales by Selling Security Holders."

      All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby will be borne by the Company. Brokerage commissions, if any, directly attributable to the sale of the Shares will be borne by the Selling Security Holders.

      The Company has informed the Selling Security Holders that the anti-manipulative rules and regulations under the Securities Exchange Act of 1934, including Regulation M thereunder, may apply to their sales in the market and has furnished each of the Selling Security Holders with a copy thereof. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus in connection with any sale of Shares registered hereunder.
                            ________________________

      NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

      The Company intends to furnish its shareholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

      The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form SB-2 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act of 1933. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center New York, New York 10048, Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                               PROSPECTUS SUMMARY

      The following is intended to summarize more detailed information and financial statements and notes thereto which are set forth more fully elsewhere in this Prospectus or incorporated herein by reference and, accordingly, should be read in conjunction with such information. Except as otherwise specifically described in the Registration Statement, of which this Prospectus is a part, all information gives effect to a one-for-five (1:5) reverse stock split of the Company's Common Stock, effective August 22, 1996.

      Other than historical and factual statements, the matters and items discussed in this Prospectus are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Certain factors that could contribute to such differences are discussed with the forward-looking statements throughout this Prospectus and are summarized in Sections "High Risk Factors" and "Management's Discussion and Analysis or Plan of Operations."

THE COMPANY

      OVM International Holding Corporation (the "Company") was organized under the laws of the State of Nevada on October 18, 1971 under the name of Mr. Nevada, Inc., and, following the completion of a limited public offering in April 1972, commenced limited operations which were discontinued in 1990. Thereafter, the Company engaged in a reorganization and on several occasions sought to merge with or acquire certain active private companies or operations, all of which were terminated or resulted in discontinued negotiations. On
October 20, 1995, the Company changed its name to Intermark Development Corporation. On November 4, 1996, the Company acquired all of the capital stock of OVM Development Limited ("ODL"), a British Virgin Islands corporation, formerly known as Kolcari Investments Limited and changed its name to OVM International Holding Corporation. ODL owns a 70 percent equity interest in Liuzhou OVM Construction Machinery Company Limited ("Liuzhou OVM"), a Sino-foreign equity joint venture incorporated in the People's Republic of China ("PRC" or "China") on May 10, 1995. The PRC venture partner is Liuzhou Construction Machinery General Factory (the "Factory"), which was a PRC State-owned enterprise. The Factory was subsequently reorganized into a limited liability share capital company on January 10, 1995 known as Liuzhou OVM Joint Stock Company Limited (the "Stock Company"). As used herein, the "Company" or "OVM" refers to OVM International Holding Corporation and includes, unless the context otherwise requires, the prior or current operations of ODL, Liuzhou OVM, the Stock Company, or, if prior to its establishment, the Factory.

      Liuzhou OVM has assumed substantially all the businesses originally carried out by the Factory since January 1, 1995, which principally includes the manufacture, production, sale and distribution of prestressing equipment, components and hardware used in the construction of motorways, bridges, railroads, buildings, hydroelectric dams and power stations in the PRC. The products include anchorage systems, jacks, electric high-pressure oil pumps, steel cables, direct display sensors, unbonded prestressing tendons and ancillary equipment widely used in the construction industry. Liuzhou OVM is the successor to the manufacturing business originally conducted by the Factory. Accordingly, the following discussion is principally a description of the business of Liuzhou OVM or that of its predecessor, the Factory.

      OVM's products are distributed throughout the PRC to a diversified customer base, with a small proportion sold overseas. OVM's PRC customers include construction and engineering companies and provincial, municipal and regional construction bureaus across the PRC. Currently, demand in the PRC for prestressed products is expanding rapidly as the number of infrastructure construction projects increases.

      While the Company's indirect participation in the joint venture originated in 1995, Liuzhou OVM (inclusive of the operations of the Factory), has approximately 30 years of operating history in manufacturing prestressing equipment and related components. Management believes that Liuzhou OVM is the largest manufacturer of prestressing equipment and related components in the PRC in terms of total sales and profit before taxation for each of the two years ended December 31, 1995 and 1996. Liuzhou OVM's products have an estimated overall market share of approximately 60% in the PRC (Statistics from China Rock Anchoring and Engineering Association).

      The Company's operating offices are located at 1611 B, Kailey Industrial Centre, 12 Fung Yip Street, Chai Wan, Hong Kong (Telephone No. (852) 25225215; Facsimile No. (852) 25220634).

THE OFFERING AND OUTSTANDING SECURITIES

Common Stock Outstanding..............   12,050,000 shares of Common Stock

Common Stock Offered
   by Selling Security Holders.........   4,050,000 shares of Common Stock(1)

Proceeds to be received upon
   exercise of Warrants................   $12,000,000(2)

Risk Factors...........................   Investment in these securities
                                          involves a high degree of risk.
                                          See "High Risk Factors."

OTC Bulletin Board Symbol..............   "OVMI"(3)

____________________

1     Includes 4,000,000 shares issuable upon the exercise of the Warrants.

2 Under the terms of the Warrants, such Warrants are exercisable at $3.00 per Warrant Share on or prior to December 23, 1998.

3 The Company intends to apply for inclusion of its Common Stock on the NASDAQ SmallCap Market at such time as the Company satisfies NASDAQ listing requirements. However, there can be no assurances that the Common Stock will qualify for inclusion at any time in the future. Inclusion on NASDAQ does not imply that an established trading market will develop or be sustained for the Common Stock. See "Description of Securities."


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (Not covered by Accountant's Report)

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following table sets forth the selected historical consolidated statement of income data for each of the six month periods ended June 30, 1996 and 1997 and each of the years in the two year period ended December 31, 1996, and the consolidated balance sheet data as of December 31, 1996 and June 30, 1997. The selected historical consolidated financial data of the Company for the two years ended December 31, 1996 are derived from the audited consolidated financial statements of the Company for the two years ended December 31, 1996. The selected historical unaudited consolidated financial data of the Company for the six month periods ended June 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company for the six month periods ended June 30, 1996 and 1997.

      The selected historical consolidated financial data should be read in conjunction with, and qualified in their entirety by reference to, the respective financial statements and their accompanying notes thereto.


SELECTED HISTORICAL CONSOLIDATED STATEMENT OF INCOME DATA

                                 Six Months Ended June 30,      Year Ended December 31,
                                 -------------------------      -----------------------
                                 1996      1997     1997       1995      1996     1996
                                 ----      ----     ----       ----      ----     ----
                                  Rmb       Rmb     *US$        Rmb       Rmb     *US$
                                        (Unaudited)                    (Audited)
                                      (Amounts in thousands, except per share data)

Net sales                       61,123    54,882    6,612    135,761   161,492   19,457
Cost of sales                  (35,709)  (31,705)  (3,820)   (81,331) (101,007) (12,170)
                                ------    ------   ------     ------    ------   ------
Gross profit                    25,414    23,177    2,792     54,430    60,485    7,287
Selling & administrative
   expenses                    (13,666)  (16,020)  (1,930)   (26,472)  (31,342)  (3,776)

Provision for bad debt
   expenses                     (2,875)   (3,875)    (467)         -    (4,329)    (521)
Interest expenses               (3,681)   (3,454)    (416)    (7,612)   (6,140)    (740)
Other income                     2,551     4,204      507        662     3,536      426
Foreign exchange
   gain/(loss)                     (34)        -        -        864       (24)      (3)
**Reorganization expenses            -         -        -          -    (2,547)    (307)
                                ------    ------   ------     ------    ------   ------
Income before income
   taxes                         7,709     4,032      486     21,872    19,639    2,366
Income taxes                         -         -        -          -         -        -
                                ------    ------   ------     ------    ------   ------
Net income after income
   taxes                         7,709     4,032      486     21,872    19,639    2,366
Share of profits of an
   associated company                -        58        7          -       157       19
                                ------    ------   ------     ------    ------   ------
Net income before
   minority interests            7,709     4,090      493     21,872    19,796    2,385
Minority interests              (2,482)   (1,748)    (211)    (7,496)   (7,030)    (847)
                                ------    ------   ------     ------    ------   ------

Net income                       5,227     2,342      282     14,376    12,766    1,538

Earnings per share                0.44      0.19     0.02       1.51      1.06     0.13


SELECTED HISTORICAL CONSOLIDATED BALANCE SHEET DATA:

                                As of December 31,            As of June 30
                                ------------------          ------------------
                               1996          1996           1997          1997
                               ----          ----           ----          ----
                                Rmb          *US$            Rmb          *US$

                                    (Audited)           (Amounts in
(Unaudited)                                              thousands)
Current assets               233,222        28,099        235,919        28,424

Working capital               62,349         7,512         67,251         8,103

Total Assets                 257,369        31,008        259,843        31,306

Current liabilities          170,873        20,587        168,668        20,321

Long term loan from a
  related party                3,442           415          4,031           486

Minority interests            24,726         2,979         26,474         3,190

Total liabilities and
   minority interests        199,041        23,981        199,173        23,997

Shareholders' equity          58,328         7,027         60,670         7,309

_____________________

                                            7

*     For  convenience,  amounts have been converted from Renminbi to US$ at Rmb
8.30 = US$1.00, which represents the single rate of exchange as quoted by the People's Bank of China on June 30, 1997. No representation is made that Renminbi amounts could have been, or could be, converted into US$ at that rate or any other rate.

** Reorganization expenses were incurred in connection with the acquisition of ODL by the Company which reduced net income for the year ended December 31, 1996 by Rmb 2.5 million (US$307,000), primarily consisting of professional and consulting fees.

      This is a one time expense in connection with the acquisition of ODL by the Company. Management does not expect the acquisition would have any significant impact on the future results of operations, liquidity and sources and uses of capital resources of the Company.

      Excluding the reorganization expenses, the Company's net income and earnings per share for the year ended December 31, 1996 would be Rmb 15.3 million (US$1,845,000) and Rmb 1.28 (US$.15) per share, respectively.



                                HIGH RISK FACTORS

      The shares of Common Stock offered hereby involve a high degree of risk and is speculative in nature. Prospective investors should carefully consider the following risks and speculative factors, among others, inherent in and affecting both the business of the Company and the value of the Common Stock, including, among other matters, the following risk factors:

LIMITED OPERATING HISTORY

      The Company was organized in the State of Nevada on October 18, 1971 and, as a result of the acquisition of ODL, has acquired a 70% interest in an active operating company conducting operations in the PRC. Prior to the acquisition of ODL, the Company had only limited and sporadic operations. The Company and its operations are subject to all the risks inherent in the establishment and operation of a new publicly traded business enterprise as described hereafter. Accordingly, the Shares offered hereby are speculative and involve a high degree of risk. Inasmuch as the Company has only recently become a public traded company, there can be no assurance that it will be profitable in the future, at what price the Shares will trade, or if a listing on an exchange can be secured. An investment should be made only by persons who can afford to risk of loss of their investment and only after careful consideration of those significant risk factors which may affect the Company.

      Results of operations in the future will be influenced by numerous business factors including technological developments, regulatory costs and impediments, increases in expenses associated with sales growth, market acceptance of the Company's products, the capacity of the Company to expand and maintain the quality of its products, competition and the ability of the Company to control costs. There can be no assurance that revenue growth or profitability on a quarterly or annual basis can be obtained. Additionally, the Company will be subject to all the risks incident to a rapidly developing business in a highly regulated society such as the PRC currently undergoing a political succession. Prospective investors should consider the frequency with which relatively newly developed and/or expanding businesses encounter unforeseen expenses, difficulties, complications and delays, as well as other factors such as the possibility of competition with larger companies. See "Management's Discussion and Analysis or Plan of Operations."

BUSINESS DEPENDENT UPON KEY EMPLOYEES

      The business of the Company is specialized. The continued employment of Messrs. Ching Lung Po and Wu Guosen is critical to the Company's business and the conduct of the Company's operations. There can be no assurance that the Company will be able to retain Messrs. Ching Lung Po and/or Wu Guosen, who are not restricted should they depart the Company, or other equally qualified individ- uals to run the operations of the Company. No insurance has been obtained on the lives of such principals. See "Management."

RISK ASSOCIATED WITH EXPANSION AND ACQUISITIONS

      The Company has recently acquired ODL and through it acquired its 70% interest in Liuzhou OVM, and may expand into other areas of product development that augment Liuzhou OVM's operating capacity. Any acquisitions, joint ventures or expansion of operations the Company may undertake will entail substantial risks since they may involve specific operations which may be unfamiliar to the Company's management. Consequently, shareholders must assume the risks that the Company (i) may acquire or develop operations for which the Company may not possess adequate or sufficient managerial background to administer effectively,
(ii) such acquisitions and expansion may ultimately involve expenditure of funds beyond the resources that will be available to the Company at that time, and
(iii) management of such new or expanded operations may divert management's attention and resources away from its existing operations. All of these factors may have a substantial adverse affect on the Company's present and prospective business activities.

DEPENDENT ON SUPPLIERS; CREDIT ARRANGEMENTS

      The major raw materials and components required by Liuzhou OVM include rubber, steel and mechanical and electrical components such as bearings and motors. All of the raw materials and components used by Liuzhou OVM are sourced from PRC suppliers. For each of the two years ended December 31, 1995 and 1996, the cost of raw materials and components accounted for approximately 77% and

84%, respectively of Liuzhou OVM's total cost of production. It is the policy of Liuzhou OVM to maintain more than one supplier for certain major raw materials in order to avoid over reliance on a single source of supply. Liuzhou OVM has not to date experienced any significant difficulties, nor does management anticipate any difficulties, in the sourcing or supply of its raw materials and components. For each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the largest ten suppliers of raw materials and components to Liuzhou OVM accounted for approximately 22%, 64% and 23%, respectively, of Liuzhou OVM's total purchases. The single largest supplier accounted for approximately 9%, 50%, and 8%, respectively, for the same periods. All purchases by Liuzhou OVM are settled in Renminbi. Liuzhou OVM has formulated a material supply management policy in respect to raw materials and components used in Liuzhou OVM's production operations. Under this policy, the stock level of raw materials and components is determined by reference to planned annual consumption and predetermined stock level for different types of raw materials and components. The average stock level of Liuzhou OVM's raw materials and components is approximately two months. See "Business - Raw Materials and Components."


SUPPLY AND PRICES OF RAW MATERIALS

      Steel and rubber account for a substantial portion of Liuzhou OVM's total raw materials and components consumption (57%, 59% and 72%, respectively, for each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997). Steel and rubber are in great demand in the PRC and as a result, demand has exceeded domestic supply in recent years. The excess demand over domestic supply was resolved by imports. A shortage of steel and rubber supply in the PRC market may affect Liuzhou OVM's production and escalate raw material costs and impact the future profit margins of Liuzhou OVM and the Company. See "Business - Raw Materials and Components."


POSSIBLE DEFAULT IN PAYMENT OF CAPITAL CONTRIBUTION

      The Company, through its wholly owned subsidiary, OVM Development Limited [formerly known as Kolcari Investments Limited ("Kolcari")], owns a 70% equity interest in Liuzhou OVM (the "joint venture"). Kolcari is obligated to make the final installment payment of its capital contribution to the joint venture on December 31, 1997. In the event Kolcari defaults in the payment of its installment obligation, and such default continues for 30 days following written notice of default from the Stock Company (the PRC joint venture partner), the Stock Company may apply for revocation of the joint venture. However, if both parties to the joint venture agree to a further extension of the payment date, it can generally be expected that such extension will be approved by the governing regulatory authority. Management is advised that the Company's shareholders have agreed to fund Kolcari's installment obligation to the joint venture, but there can be no assurance that such will occur. See "Certain Transactions."

COMPETITION


      The markets for the Liuzhou OVM's products are highly competitive, involving several other producers. The principal competitive factors with respect to Liuzhou OVM's products are pricing, product range and quality, technical advantages and distribution capabilities with varying emphasis on these factors depending on the market and product. To the extent that Liuzhou OVM's competitors become more successful with respect to key competitive factors mentioned herein, Liuzhou OVM's business could be adversely affected. During 1996, the PRC engaged in extensive negotiations to join the World Trade Organization ("WTO"), which regulates trading and tariffs among its signatory states. Although such negotiations are currently stalled, it is expected that negotiations will restart at some point and that the PRC will eventually assume a position as a member of the WTO. In such event, it will be required to reduce further some of its import tariffs to conform with the uniform tariffs under the WTO. Furthermore, in order to facilitate its re-entry to the WTO, the PRC has already begun, and is expected to continue, lowering some import tariffs and reducing certain other restrictions on imports. The PRC's entry into the WTO and the current policy of lowering import barriers may result in increased competition in the domestic market by foreign competitors who manufacture and sell similar products. See "Business - Competition."


POLITICAL CONSIDERATIONS

      Since 1978, the PRC government under its current leadership has been reforming, and is expected to continue to reform, the PRC's economic and political systems despite the recent death of Deng Ziaoping. Such reforms have resulted in significant economic growth and social progress. Many of the reforms are unprecedented or experimental and are expected to be refined, and improved upon. Other political, economic and social factors can also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on the operations of Liuzhou OVM. Liuzhou OVM's results at times may also be adversely affected by changes in the PRC's political, economic and social conditions and by changes in policies of the PRC government, such as changes in laws and regulations (or the interpretation thereof), the introduction of measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad. Although historically there have been periods of political instability, such as during the "Cultural Revolution," and certain of the reform measures have from time-to-time been readjusted, because of the broad support for the reform process and because the economic system in the PRC has already undergone extensive changes as a result of the success of such reforms, management believes that the basic principles underlying the reforms will continue to provide the framework for the PRC's political and economic system. See "Discussion Pertaining to Certain Conditions Relating to the People's Republic of China - Political Considerations."

THE PRC'S ECONOMY, ECONOMIC REFORM AND INFLATION

      The economy of the PRC differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency, rate of inflation and balance of payments position, among others. In the past, the economy of the PRC has been primarily a planned economy subject to State plans. The PRC government has recently adopted a policy to transform its economy to a more market oriented one. Although the majority of productive assets in the PRC is still owned by the PRC government, the portion of the PRC economy subject to State plans has been gradually diminishing. There can be no assurance, however, that the PRC government's policies for economic reforms will be consistent or effective.

      The PRC economy has experienced significant growth in the past decade, but such growth has been uneven geographically and among various sectors of the economy. Economic growth has also, at times, been accompanied by rising inflation, with the national retail inflation rate reaching 21.7% per annum in 1994. The PRC government has implemented various policies from time to time, such as during 1989-1991 to restrain the rate of such economic growth and control inflation and otherwise regulate economic expansion. In response to increasing inflationary pressures and concern over the accelerating rate of economic growth, the People's Bank of China announced in May 1993 the first increase in interest rates since April 1991. In July 1993, the PRC government adopted a number of additional measures to strengthen the "macroeconomic control" of the economy and to combat inflation, including, among others, increasing interest rates on bank loans and deposits, and postponing certain planned price reforms. These measures had the temporary effect of causing the Renminbi to appreciate against foreign currencies at the foreign exchange centers, reducing speculative activities, increasing individual bank deposits and reducing the prices of certain commodities. While inflation has since moderated, with the national retail inflation rate falling to 14.8%, 6.1% and 1.8% per annum in 1995, 1996 and the first six months of 1997, respectively, there can be no assurance that inflation will not increase in the future or that further measures to combat inflation and speculative activities will not be implemented in a manner that may adversely affect the profitability of Liuzhou OVM over time.

      A significant portion of the economic activity in the PRC is related to exports and may therefore be affected by developments in the economies of the PRC's principal trading partners. The United States annually reconsiders the renewal of "Most Favored Nation" ("MFN") trading status for the PRC, which provides the PRC with certain trading privileges available generally to trading partners of the United States. Although in June 1996, the PRC's MFN Status was renewed for a further year without restrictions, there can be no assurance that the continuation of such status will be obtained in the future. In the event that the PRC's MFN status were not renewed in any given year, exports of products to the United States would be affected. See "Discussion Pertaining to Certain Conditions Relating to the People's Republic of China - The PRC's Economy and Economic Reform."

GOVERNMENT CONTROL OF CURRENCY CONVERSION AND EXCHANGE RATE RISKS

      All of Liuzhou OVM's domestic sales are denominated in Renminbi, the official currency of the PRC. Export sales are denominated in U.S. dollars and account for only 16% percent of total sales by volume respectively for each of the two years ended December 31, 1995 and 1996 and 10% for the six months ended June 30, 1997. The PRC government imposes control over the convertability of Renminbi into foreign currencies. Prior to January 1, 1994, all foreign exchange transactions involving Renminbi in the PRC had to take place either through the authorized financial institutions at the official exchange rate set by the State Administration for Exchange Control ("SAEC"), the PRC government agency responsible for matters relating to foreign exchange administration, or at local foreign exchange swap centers at exchange rates largely determined by supply and demand. However, transactions effected through swap centers required the prior approval of the SAEC.

      On January 1, 1994, the PRC government abolished its two-tier exchange rate system and replaced it with a unified managed floating exchange rate system largely based on market supply and demand. Under the new system, the People's Bank of China publishes a daily exchange rate of Renminbi (the "PBOC Exchange Rate") based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC Exchange Rate according to market conditions. Currently, foreign investment enterprises ("FIEs") (including Sino-foreign joint ventures such as Liuzhou OVM) are required to apply to the SAEC for "Foreign exchange registration certificates" ("FERCs"). With such FERC (which are granted to FIEs upon fulfilling certain specified conditions and which are reviewed annually by the SAEC) and authorization from the SAEC (which is obtained on a transaction-by- transaction basis), FIEs may enter into transactions at the swap centers to obtain foreign exchange for their needs.

      During the period between 1990 and the end of 1993, the value of the Renminbi against the U.S. dollar declined steadily. Although the Renminbi has revalued against the U.S. dollar moderately since January 1, 1994 and the PRC government has stated its intention to intervene in the future to support the value of the Renminbi, there can be no assurance that exchange rates will not become volatile or that the Renminbi will not devalue again against the U.S. dollar. Exchange rate fluctuations may adversely affect Liuzhou OVM's financial performance. See "Discussion Pertaining to Certain Conditions Relating to the People's Republic of China - Government Control of Currency Conversion and Exchange Rate Risks."

LEGAL SYSTEM

      Since 1979, many laws and regulations dealing with economic matters in general have been promulgated in the PRC. Despite this activity in developing the legal system, the PRC does not have a comprehensive system of laws. In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent. The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes. As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. The trend of legislation over the past 18 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC. However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon the business and prospects of the Company and its operating division, Liuzhou OVM.

      Liuzhou OVM's activities in the PRC are by law subject, in some particular cases, to administrative review and approval by various national and local agencies of the PRC government. In particular, part of the Liuzhou OVM's current operations and the realization of its future expansion programs in the PRC will be subject to PRC government approvals. See "Discussion Pertaining to Certain Conditions Relating to the People's Republic of China Legal System."

NO ASSURANCE OF PROTECTION FOR PROPRIETARY RIGHTS; RELIANCE ON TRADE SECRETS AND PATENTS

      Liuzhou OVM's method of operations will have only limited proprietary protection as it is unlikely that it will be able to secure meaningful proprietary protection relevant to its methods of business operations. There are no unique barriers for others to emulate the Liuzhou OVM's methods of operations except for those barriers and limitations confronting anyone engaged in undertaking innovative activities and obtaining credibility in an emerging industry. Liuzhou OVM, as an alternative strategy, will seek to maintain its proprietary rights by trade secret protection and by the use of non-disclosure agreements with its employees. There can be no assurance that meaningful proprietary protection can be obtained, Liuzhou OVM will be able to enter into or enforce agreements which restrict competitive activities of its employees, or that various individuals trained by Liuzhou OVM may not seek to engage in competitive activities subsequent to their employment by the Liuzhou OVM. See "Business - Intellectual Property Rights."

ASSETS OUTSIDE OF THE U.S.; ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

      While the Company is a U.S. corporation with executive offices in the State of Nevada, it is a holding company for entities which are domiciled outside the U.S. The Company's statutory agent for the receipt of any process within the United States is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501. Nevada Agency and Trust Company is not affiliated with the Company, and there is no affiliated representative of the Company located in the United States that is authorized to accept service of process on behalf of the Company. For the foreseeable future, a substantial portion of the Company's assets will be held or used outside the U.S. Enforcement by investors of civil liabilities under the Federal securities laws may also be affected by the fact that while the Company is located in the U.S., its principal subsidiary and operations will be located outside the U.S., none of the Company's contemplated executive officers or directors will be U.S. residents, and all or a substantial portion of the assets of the Company will be located outside the U.S.


MARKET ACCEPTANCE

      There can be no assurance that Liuzhou OVM's products can be successfully marketed on a continued basis, or that any or all of the products will be commercially accepted outside the PRC. Even if commercial acceptance is achieved, the appeal of Liuzhou OVM's products may be limited given the wide range of competitive products and systems available. Management has not conducted any marketing or feasibility studies or surveys relating to the marketability of Liuzhou OVM's products. See "Business - Sales and Marketing."

VOTING CONTROL OF THE COMPANY

      The Company's management and their affiliates will own a substantial majority of the Company's outstanding Common Stock following the offering as a consequence of the recent acquisition of ODL by the Company, and thus will be able to elect all of the Company's directors and control the Company. The Company's Articles of Incorporation do not provide for cumulative voting. Thus, investors in this Offering will have only a minority interest in the Company and no ability to control or readily influence the conduct of affairs of the Company. See "Principal Shareholders."

LIMITED TERM OF JOINT VENTURE

      Liuzhou OVM, the Company's operating subsidiary in the PRC, is governed by the PRC Joint Venture Laws, its Joint Venture Agreement and Articles of Association. The Joint Venture Agreement and the Articles of Association of Liuzhou OVM have been approved by the requisite government authorities. In accordance with the government approvals granted for the joint ventures, its term is initially restricted to expire on May 10, 2025. Its initial term may be extended upon the mutual agreement of the parties to the joint venture and the approval of the applicable PRC government agencies. There can be no assurance that Liuzhou OVM will continue following the expiration of its initial term. The existence of Liuzhou OVM may also be terminated in certain limited circumstances under the PRC Joint Venture Laws including, inability to continue operations due to severe losses, failure of a party to honor its obligations under the Joint Venture Agreement or Articles of Association in such a manner as to impair the operation of the joint venture company. See "Business - History and Development of Liuzhou OVM."

RELIABILITY OF INFORMATION

      The information contained herein regarding the PRC has been sourced from a variety of government and private publications and is based on various discussions between representatives of the Company and certain PRC government officials. In some cases, independent verification of this information is not available and there can be no assurance that the source from which it is taken or on which it is based are wholly reliable. Official statistics in relation to the PRC may also be produced on a basis different from that used in more developed countries. If such official statistics are materially inaccurate, the present and future economic prospects of the PRC could be materially different from those which currently appear to be the case. Accordingly, no assurance can be given as to the completeness or reliability of available official and public information.

REPATRIATION OF EARNINGS FROM PRC

      Pursuant to the relevant laws and regulations for Sino-foreign joint venture enterprises, earnings of the Company's operating subsidiary, Liuzhou
OVM, a Sino-foreign equity joint venture enterprise, is available for distribution in the form of cash dividends to each of the joint venture partners after Liuzhou OVM (1) satisfies all tax liabilities; (2) provides for losses in previous years; and (3) makes appropriation to reserve funds, as determined at the discretion of the board of directors. These appropriations include general reserve fund, enterprise expansion fund and staff bonus and welfare fund. The Company has been advised that Liuzhou OVM intends to allocate as appropriations of up to 10-15% of the net income as reflected in its statutory financial statements.

      Earnings reflected in the financial statements prepared in accordance with United States GAAP differ from those reflected in the statutory financial statements of Liuzhou OVM. In accordance with the relevant laws and regulations for Sino-foreign joint venture enterprises, profit available for distribution by Liuzhou OVM is based on the statutory financial statements. Consequently, a portion of the earnings included in the retained earnings of the Company is not available for distribution to the Company and therefore is not available for distribution as dividends to the shareholders of the Company.

      Profit distribution of Liuzhou OVM is declared and payable in Renminbi. If Liuzhou OVM has foreign currency available after meeting its operational needs, the Company may receive its share of any distributions to the joint venture partners in foreign currency to the extent available. The amount of foreign currency remitted to the Company will be determined with reference to the then prevailing PBOC Exchange Rate. Only if foreign currency is not available and only if the Company desires to obtain the foreign currency equivalent of Renminbi distributions will it be necessary to convert such distributions at a swap center. However, there can be no assurance that shortages of foreign currency at the swap centers will not restrict Liuzhou OVM to obtain sufficient foreign currency to pay distributable profits in foreign currency. If such a shortage occurs, the Company may accept Renminbi payments which can be held or reinvested in other projects. In such circumstances, this may affect the Company's ability to pay dividends in U.S. dollars. See "Discussion Pertaining to Certain Conditions Relating to the People's Republic of China Repatriation of Earnings from PRC."

NO DIVIDENDS ANTICIPATED TO BE PAID

      The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, the capital requirements of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company, and that cash dividends will not be paid to common stock shareholders. See "Dividend Policy."

IMMEDIATE SUBSTANTIAL DILUTION TO PURCHASERS IN THIS OFFERING

      Initial purchasers of the Common Stock of the Company offered hereby will incur an immediate and substantial dilution from the purchase price of their shares. As of June 30, 1997, the net tangible book value of the Company's Common Stock was approximately Rmb 4.46(US$0.54).

POSSIBLE RESALES OF SECURITIES BY CURRENT SHAREHOLDERS AND DEPRESSIVE EFFECT ON MARKET

      There are currently 8,850,000 shares of the Company's Common Stock outstanding which were "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933 as amended, (the "Securities Act"), inclusive of shares being registered pursuant to this Registration Statement of which this Prospectus is a part. Certain of such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock due to the potential increased number of publicly held securities. The timing and amount of sales of Common Stock covered by the Registration Statement of which this Prospectus is a part, as well as such subsequently filed registration statement, could also have a depressive effect on the market price of the Company's Common Stock. See "Shares Eligible for Future Sales."


LIMITED MARKET FOR THE COMPANY'S COMMON STOCK; POSSIBLE VOLATILITY OF SECURITIES PRICES

      There is currently only a limited trading market for the Common Stock of the Company. The Common Stock of the Company trades on the OTC Bulletin Board under the symbol "OVMI" which is a limited market and subject to substantial restrictions and limitations in comparison to the NASDAQ System. There can be no assurance that a substantial trading market will develop (or be sustained, if developed) for the Common Stock upon completion of this offering, or that purchasers will be able to resell their securities or otherwise liquidate their investment without considerable delay, if at all. Recent history relating to the market prices of newly public or recently listed companies indicates that, from time to time, there may be significant volatility in the market price of the Company's securities because of factors unrelated, as well as related, to the Company's operating performance. There can be no assurances that the Company's Common Stock will ever qualify for inclusion within the NASDAQ System or that more than a limited market will ever develop for its Common Stock. See "Price Range of Common Stock."

BROKER-DEALER SALES OF COMMON STOCK AND LIMITATION ON MARKETABILITY

      The Company's Common Stock is not presently included for trading on the NASDAQ System, and while the Company intends to apply in the near term, there can be no assurances that the Company will ultimately qualify for inclusion within that system. The Nasdaq Stock Market, Inc. has recently adopted certain changes to the entry and maintenance criteria for listing eligibility on The Nasdaq SmallCap Market. The entry standards now require at least $4 million in net tangible assets or $750,000 in net income in two of the last three years. The entry standards also require a public float of at least 1 million shares, a $5 million market value of public float, a minimum bid price of $4.00 per share, at least three market makers, and at least 300 round lot shareholders. The newly enacted maintenance standards (as opposed to entry standards) require at least $2 million in net tangible assets or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1 million market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 round lot shareholders. The Company currently does not meet the minimum NASDAQ (SmallCap) financial criteria, and no assurance can be given that the Common Stock of the Company will ever qualify for inclusion on the NASDAQ System. Until the Company's shares are approved for inclusion in the NASDAQ system, the Company's Common Stock will be traded in the over-the-counter markets on the OTC Bulletin Board. As a result, the Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may also affect the ability of shareholders to sell their shares in the secondary market. See "Description of Securities."

PENNY STOCK RULES

      Any shares which trade under $5.00 per share are considered Penny Stocks. The Shares offered hereby are being sold for under $5.00 per share and will be considered Penny Stock. There is no assurance a market for the Common Stock of the Company will develop. In the event that the share price does not reach $5.00 per share, these shares will be subject to the Penny Stock Rules promulgated under the Securities Exchange Act of 1934. These rules regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The Penny Stock Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

      In addition, the Penny Stock Rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of purchases in the instant offering and trading activity in the secondary market for the Company's Common Stock. If the Company's Shares are, or become, subject to the Penny Stock Rules, investors in this offering may find it more difficult to sell such securities.

                           PRICE RANGE OF COMMON STOCK

      There is currently only a highly limited trading market for the Common Stock of the Company. The Common Stock of the Company trades on the OTC Bulletin Board under the symbol "OVMI" which is a limited market and subject to substantial restrictions and limitations in comparison to the NASDAQ System. Since the time the Company's Common Stock was included on the OTC Bulletin Board on April 21, 1997, the price of the Common Stock has generally been quoted in the range of $1.25 bid and $1.50 asked based on sporadic trading. Currently, there are only three market makers for the Company's Common Stock. There can be no assurance that a substantial trading market will develop (or be sustained, if developed) for the Common Stock upon completion of this offering, or that purchasers will be able to resell their securities or otherwise liquidate their investment without considerable delay, if at all. Recent history relating to the market prices of newly public or recently listed companies indicates that, from time to time, there may be significant volatility in the market price of the Company's securities because of factors unrelated, as well as related, to the Company's operating performance. There can be no assurances that the Company's Common Stock will ever qualify for inclusion within the NASDAQ System or that more than a limited market will ever develop for its Common Stock.

      As of September 30, 1997, the approximate number of record holders of the Company's Common Stock was 530.


                                 DIVIDEND POLICY

      The Company has not paid any cash dividends on its Common Stock since incorporation. As the Company has significant capital requirements in the future, it is not anticipated that funds will be available for the issuance of dividends in the foreseeable future. The Company presently intends to retain future earnings, if any, to finance the expansion of its business, and its future dividend policy will depend on the Company's earnings, if any, capital requirements, expansion plans, financial condition and other relevant factors. Payment of dividends are also restricted based on the commercial laws of the PRC. See "Discussion Pertaining to Certain Conditions Relating to the People's Republic of China - Repatriation of Earnings from PRC."

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company at June 30, 1997. No effect is given to the exercise of the Warrants which are exercisable at $3.00 per share on or prior to December 23, 1998.

                                                              June 30, 1997
                                                              -------------
                                                                 Actual
                                                                 ------
                                                         (Amounts in Thousands)
                                                           Rmb          US$(*)

Short term debt..............................            40,924         4,930

Long term debt...............................                 -             -

Shareholders' equity:

   Common stock, $.0001 par value per share;
   40,000,000 shares authorized; 12,050,000
   shares issued and outstanding.............                10             1

Additional paid-in capital...................            30,795         3,710

Retained earnings............................            29,460         3,549

Reserves.....................................               405            49
                                                         ------         -----

   Total shareholders' equity................            60,670         7,309
                                                         ------         -----

   Total capitalization......................           101,594        12,239
___________________________


(*) The data under the "US $" column has been translated from Renminbi solely for convenience at US$1.00 = Rmb 8.30 which represents the single rate of exchange as quoted by the People's Bank of China on June 30, 1997.

      See   "Description  of  Securities"   included   elsewhere  herein  for  a
      description of the terms of the Warrants.


                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock for the accounts of the Selling Security Holders. There is included in the Registration Statement of which this Prospectus is a part, 4,000,000 shares of Common Stock underlying Warrants issued in connection with the Company's previous private placement. If all of the Warrants were exercised in their entirety, the Company would receive total proceeds, before expenses, of approximately $12,000,000. Inasmuch as the holders of all of the Warrants have no obligation to exercise such Warrants, the Company is not in a position to evaluate when and if such derivative securities will ever be exercised and the amount of proceeds that may be realized therefrom. Accordingly, the Company is not able to allocate specifically at this time the proceeds that may be received from the exercise of the Warrants, and any proceeds realized will be utilized for the purchase of production facilities and technical equipment, expanding the production capacity and existing product range, enhancing the Company's research and development and for general working capital purposes. To the extent the proceeds of such exercise are not used immediately, they will be invested in certificates of deposit, savings deposits, other interest bearing instruments or will be left in the checking accounts of the Company.

                        SUMMARY OF FINANCIAL INFORMATION

      The following table sets forth the selected historical consolidated statement of operations data for each of the six month periods ended June 30, 1996 and 1997 and each of the years in the two year period ended December 31, 1996, and the consolidated balance sheet data as of June 30, 1997 and December 31, 1996. The selected historical consolidated financial data of the Company for the two years ended December 31, 1996 are derived from the audited consolidated financial statements of the Company for the two years ended December 31, 1996. The selected historical consolidated financial data of the Company for the six month periods ended June 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company for the six month periods ended June 30, 1996 and 1997. The selected historical consolidated financial data should be read in conjunction with, and qualified in their entirety by reference to, the respective financial statements and their accompanying notes thereto.

SELECTED HISTORICAL CONSOLIDATED STATEMENT OF INCOME DATA

                                 Six Months Ended June 30,      Year Ended December 31,
                                 -------------------------      -----------------------
                                 1996      1997     1997       1995      1996     1996
                                 ----      ----     ----       ----      ----     ----
                                  Rmb       Rmb     *US$        Rmb       Rmb     *US$
                                        (Unaudited)                    (Audited)
                                      (Amounts in thousands, except per share data)

Net sales                       61,123    54,882    6,612    135,761   161,492   19,457
Cost of sales                  (35,709)  (31,705)  (3,820)   (81,331) (101,007) (12,170)
                                ------    ------   ------     ------    ------   ------
Gross profit                    25,414    23,177    2,792     54,430    60,485    7,287
Selling & administrative
   expenses                    (13,666)  (16,020)  (1,930)   (26,472)  (31,342)  (3,776)

Provision for bad debt
   expenses                     (2,875)   (3,875)    (467)         -    (4,329)    (521)
Interest expenses               (3,681)   (3,454)    (416)    (7,612)   (6,140)    (740)
Other income                     2,551     4,204      507        662     3,536      426
Foreign exchange
   gain/(loss)                     (34)        -        -        864       (24)      (3)
**Reorganization expenses            -         -        -          -    (2,547)    (307)
                                ------    ------   ------     ------    ------   ------
Income before income
   taxes                         7,709     4,032      486     21,872    19,639    2,366
Income taxes                         -         -        -          -         -        -
                                ------    ------   ------     ------    ------   ------
Net income after income
   taxes                         7,709     4,032      486     21,872    19,639    2,366
Share of profits of an
   associated company                -        58        7          -       157       19
                                ------    ------   ------     ------    ------   ------
Net income before
   minority interests            7,709     4,090      493     21,872    19,796    2,385
Minority interests              (2,482)   (1,748)    (211)    (7,496)   (7,030)    (847)
                                -------   -------    -----    -------   -------    -----

Net income                       5,227     2,342      282     14,376    12,766    1,538

Earnings per share                0.44      0.19     0.02       1.51      1.06     0.13


SELECTED HISTORICAL CONSOLIDATED BALANCE SHEET DATA:

                                As of December 31,            As of June 30
                                ------------------          ------------------
                               1996          1996           1997          1997
                               ----          ----           ----          ----
                                Rmb          *US$            Rmb          *US$

                                    (Audited)           (Amounts in
(Unaudited)                                              thousands)
Current assets               233,222        28,099        235,919        28,424

Working capital               62,349         7,512         67,251         8,103

Total Assets                 257,369        31,008        259,843        31,306

Current liabilities          170,873        20,587        168,668        20,321

Long term loan from a
  related party                3,442           415          4,031           486

Minority interests            24,726         2,979         26,474         3,190

Total liabilities and
   minority interests        199,041        23,981        199,173        23,997

Shareholders' equity          58,328         7,027         60,670         7,309
_____________________

                                       24

*     For  convenience,  amounts have been converted from Renminbi to US$ at Rmb
8.30 = US$1.00, which represents the single rate of exchange as quoted by the People's Bank of China on June 30, 1997. No representation is made that Renminbi amounts could have been, or could be, converted into US$ at that rate or any other rate.

** Reorganization expenses were incurred in connection with the acquisition of ODL by the Company which reduced net income for the year ended December 31, 1996 by Rmb 2.5 million (US$307,000) primarily consisting of professional and consulting fees.

     This is a one time expense in connection with the acquisition of ODL by the Company. Management does not expect the acquisition would have any significant impact on the future results of operations, liquidity and sources and uses of capital resources of the Company.

      Excluding the reorganization expenses, the Company's net income and earnings per share for the year ended December 31, 1996 would be Rmb 15.3 million (US$1,845,000) and Rmb 1.28 (US$.15) per share.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
                                   OPERATIONS

OVERVIEW

THE COMPANY

      The Company is a Nevada holding company whose only significant asset is a wholly-owned British Virgin Islands subsidiary, OVM Development Limited, which owns a 70% interest in Liuzhou OVM, a Sino-foreign equity joint venture company established under the laws of the PRC which is principally engaged in the manufacture and sale of prestressing equipment, components and hardware used in the construction of motorways, bridges, railroads, buildings, hydroelectric dams and power stations in the PRC. Accordingly, the Company will derive its revenues from the distributions paid to the Company by ODL resulting from distributions paid by Liuzhou OVM. Liuzhou OVM pays distributions to its joint venture partners in accordance with their percentage interests as follows: ODL (70%) and the Stock Company (30%).

      The Company's Financial Statements appearing elsewhere in this Prospectus consist of the unaudited consolidated financial statements of the Company for the six month periods ended June 30, 1996 and 1997 and the audited consolidated financial statements of the Company for two years ended December 31, 1995 and 1996.

      The discussions below is presented in the Company's primary operating currency which is the Renminbi Yuan ("Rmb"). For information purposes these amounts have been translated into U.S. dollars at an exchange rate of $1.00 = Rmb 8.30 which represents the single rate of exchange as quoted by the People's Bank of China on June 30, 1997. This U.S. dollars information is presented for convenience only. No representation is made that Renminbi amounts could have been, or could be, converted into U.S. dollars at that rate throughout the periods presented.

RESULTS OF OPERATIONS

      The following table sets forth, for the periods indicated, certain items from the Company's Statement of Operations expressed as a percentage of the Company's net sales.

                                       Six months ended       Year ended
                                           June 30            December 31
                                       ----------------      -------------

                                       1996      1997        1995     1996
                                       ----      ----        ----     ----

Net sales                           100.0%     100.0%      100.0%   100.0%
Cost of sales                         58.4       57.8        59.9     62.5
Gross profit                          41.6       42.2        40.1     37.5
Selling and administrative
  expenses                            22.4       29.2        19.5     19.4
Provision for bad debt expenses        4.7        7.1           -      2.7
Interest expenses                      6.0        6.3         5.6      3.8
Other income                           4.2        7.7         0.5      2.2
Foreign exchange gain(loss)           (0.1)         -         0.6        -
Reorganizational expenses                -          -           -      1.6
Income before income taxes            12.6        7.3        16.1     12.1
Income taxes                             -          -           -        -
Net income after income taxes         12.6        7.3        16.1     12.1
Share of profit of an associated
   company                               -        0.1           -      0.1
Net income before minority
   interests                          12.6        7.5        16.1     12.3
Minority interests                     4.1        3.2         5.5      4.4
Net income                             8.5        4.3        10.6      7.9


SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996.

      NET SALES AND GROSS PROFIT. Net sales decreased by Rmb 6,241,000 (US$752,000) or 10% to Rmb 54,882,000 (US$6,612,000) in the six months ended
June 30 1997 from Rmb 61,123,000 (US$7,364,000) in the corresponding period of the prior year. Sales revenues are recognized upon delivery of goods to customers. The decrease in net sales revenue was primarily due to the different delivery schedule of individual contracts between the two periods. More contracts required delivery within the prior period as compared to the current period. Net sales represent the invoiced value of goods sold net of sales tax and returns. Sales returns for each of the six month periods ended June 30, 1997 and 1996 were immaterial. The inventory level of raw materials and components as of the period ended June 30, 1997 was approximately two months usage. The inventory level of finished goods and work in progress as of the period end will vary according to the sales order on hand.

      Sales of the Company's products are seasonal. In general, sales in the first half year are less than the second half. This is because the major customers of the Company are construction bureaus and contractors. Construction works in the PRC will normally be suspended during the Lunar Chinese New Year holiday with the result that sales for the first quarter are usually lower than that of the other quarters. In addition, customers in the southern and eastern part of the PRC tend to make orders after August of each year in order to prevent the over-accumulation of construction materials during the rainy and typhoon season, which lasts from May to August each year.

      Gross profits decreased by Rmb 2,237,000 (US$270,000) or 8.8% to Rmb 23,177,000 (US$2,792,000) for the six months ended June 30, 1997 compared to Rmb 25,414,000 (US$3,062,000) in the corresponding period of the prior year. The decrease in gross profit was primarily due to the reduction in net sales. The gross profit margin for the six months ended June 30, 1997 was similar to that in the corresponding period of the prior year.

      SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses increased by Rmb 2,354,000 (US$284,000) or 17% to Rmb 16,020,000 (US$1,930,000)
for the six months ended June 30, 1997 as compared to Rmb 13,666,000 (US$1,647,000) in the corresponding period in 1996. The increase was primarily related to the increased costs associated with the Company's effort to promote overseas sales and to collect debts. In addition, more legal and professional fees were incurred by the Company during the current period as compared to the prior period following the completion of the reverse merger of the Company in November 1996. Selling and administrative expenses as a percentage of sales were 29.2% for the six months ended June 30, 1997 compared to 22.4% for six months ended June 30, 1996 due to the aforementioned reasons.

      PROVISION FOR BAD DEBT EXPENSES. The provision for bad debt expenses increased by Rmb 1,000,000 (US$120,000) or 35% to Rmb 3,875,000 (US$467,000) for
the six months ended June 30, 1997 as compared to Rmb 2,875,000 (US$346,000) in the corresponding period of the prior year. The Company has adopted a general provision policy on accounts receivable and other receivables which is calculated based on 50% of those outstanding balances with age over one year and 10% of those balances with age of six months but not exceeding twelve months. Increase in provision was due to certain accounts receivable which were originally with age of less than six months, in which no provision was made under the general provision policy as of December 31, 1996, and were subsequently classified as aged between six months to a year as of June 30, 1997.

      As of June 30, 1997, the net amounts of accounts receivable aged between six months and twelve months, and over twelve months, were Rmb 78,983,000 (US$9,516,000) and Rmb 5,572,000 (US$671,000), respectively. Most of these balances are attributable to products sold to contractors of infrastructure construction projects which are generally completed in stages and extend for a relatively long period of time. As a result, the average outstanding period of the Company's accounts receivable are typically longer than those of other industries in the PRC. However, management believes that, based upon past experience, the risk of not recovering these outstanding balances is low because most of the debtors are well established local construction bureaus and the relevant projects are government funded.

      As of June 30, 1997, the net amounts of related party accounts receivable aged between six months and twelve months, and over twelve months, were Rmb 7,794,000 (US$939,000) and Rmb 24,967,000 (US$3,008,000), respectively. The recoverability of these balances is guaranteed by the PRC joint venture partner.

      INTEREST EXPENSES. Interest expenses decreased by Rmb 227,000 (US$27,000) or 6% to Rmb 3,454,000 (US$416,000) for six months ended June 30, 1997 as compared to Rmb 3,681,000 (US$443,000) in the corresponding period in 1996. The decrease was primarily due to a reduction in the amount of average bank loan outstanding during the period as compared to the prior period.

      Other Income. Other income increased significantly by 65% from Rmb 2,551,000 (US$307,000) for the six months ended June 30, 1996 to Rmb 4,204,000
(US$507,000) for the six months ended June 30, 1997. The increase was primarily related to interest income of Rmb 3,224,000 (US$388,000) charged against amounts due from the related companies and the joint venture partner at a rate of 12.6% per annum commencing January 1, 1997. Such increase was partially offset by the reduction in rental income received from leasing of certain plant and machinery to outsiders.

      INCOME TAXES. According to an approval issued by the State Tax Bureau of the Liuzhou City dated July 22, 1996, the income of Liuzhou OVM is fully exempted from corporate income tax for three years commencing from the first profitable year of operations followed by a 50% exemption for the next four years, after which income will be taxable at the full rate of 30%. No income tax was provided for the six month periods ended June 30, 1997 and 1996 as they were within the second and third profitable years of operations, respectively.

      SHARE OF PROFITS OF AN ASSOCIATED COMPANY. The share of profit of an associated company arose from the 50% ownership interest held by Liuzhou OVM in OVM Prestress Co. Pte Ltd., a company incorporated in the Republic of Singapore.

      MINORITY INTERESTS. Minority interests represent the 30% equity interest in Liuzhou OVM, owned by the Stock Company, the joint venture partner.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.

      NET SALES AND GROSS PROFIT. Net sales for the year ended December 31, 1996 increased by Rmb 25,731,000 (US$3,100,000) or 19% to Rmb 161,492,000
(US$19,457,000) compared to Rmb 135,761,000 (US$16,357,000) of the corresponding period of the prior year. The increase was mainly due to an indent sales (a sales directly matched by a purchase) of steel wire, amounting to approximately Rmb 48,363,000 (US$5,827,000) and accounted for approximately 30% of the total sales for the year ended December 31, 1996. Net sales represent the invoiced value of goods sold net of sales tax and returns. Sales returns for each of the two years ended December 31, 1995 and 1996 were immaterial. The inventory level of raw materials and components as of the year ended December 31, 1996 was approximately two months usage. The inventory level of finished goods and work in progress as of the end of any period shall vary according to the sales order on hand.

      Sales of the Company's products are seasonal. In general, sales in the first half year are less than the second half. This is because the major customers of the Company are construction bureaus and contractors. Construction works in the PRC will normally be suspended during the Lunar Chinese New Year holiday with the result that sales for the first quarter are usually lower than the other quarters. In addition, customers in the southern and eastern part of the PRC tend to make orders after August of each year in order to prevent the over-accumulation of construction materials during the rainy and typhoon season, which last from May to August each year. No export sales to the United States are anticipated for the foreseeable future.

      Gross profits increased by Rmb 6,055,000 (US$730,000) or 11% to Rmb 60,485,000 (US$7,287,000) for the year ended December 31, 1996 compared to Rmb 54,430,000 (US$6,558,000) for the corresponding period in 1995. The increase in gross profits was mainly due to the increase in net sales for the year ended December 31, 1996 as compared to that of the corresponding period in prior year. The gross profit margin reduced by 3% points to 37% for the year ended December 31, 1996 from 40% for the corresponding period in 1995. This was due primarily to the lower profit margin earned of less than 20% from the indent sales of steel wire, as previously mentioned, compared to an average of 40% for the sales of other products.

      SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses increased by Rmb 4,870,000 (US$587,000) or 18% to Rmb 31,342,000 (US$3,776,000)
for the year ended December 31, 1996 as compared to Rmb 26,472,000 (US$3,189,000) in the corresponding period in 1995. Such increase was primarily related to the increase in salaries and bonus, traveling and rental expenses. Salaries and bonus, traveling and rental expenses increased by Rmb 1,240,000 (US$149,000), Rmb 1,557,000 (US$188,000) and Rmb 441,000 (US$53,000),
respectively, as compared to that of the corresponding period in 1995. Selling and administrative expenses as a percentage of sales in 1996 of 19.4% was similar to that of 19.5% in 1995.

      PROVISION FOR BAD DEBT EXPENSES. Provision for bad debt expenses amounted to Rmb 4,329,000 (US$521,000) for the year ended December 31, 1996. No such bad debt expenses was provided for the year ended December 31, 1995. For the year ended December 31, 1996, a general provision of 50% was made on those accounts receivable and other receivables with age over one year and 10% on such receivables with age over six months but not exceeding twelve months. This general doubtful debt provision policy was formulated by the Company with reference to (i) the norm of the construction industry in the PRC; (ii) the credit history of the Company's customers and (ii) the actual write-off incurred by the Company in the past. Accordingly, the provision for bad debt expenses in 1996 may not be indicative of customary annual operating charges. An amount totalling Rmb 17,691,000 (US$ 2,131,000) was subsequently collected in cash from these receivables during the six months ended June 30, 1997. No provision for bad debt expenses was made in 1995 as the recoverability on all such receivables aged over one year (which were originally injected by the Stock Company), was guaranteed by the Stock Company.

      INTEREST EXPENSE. Interest expenses decreased by Rmb 1,472,000 (US$177,000), or 19% to Rmb 6,140,000 (US$740,000) for the year ended December 31, 1996 from Rmb 7,612,000 (US$917,000) for the corresponding period in 1995. The average borrowing rate during the year ended December 31, 1996 was 12.6%, which is comparable to that of the corresponding period last year. The decrease in interest expense is due principally to the reduction in the average bank loans outstanding during the year ended December 31, 1996 compared to that of the comparable period in 1995.

      OTHER INCOME. Other income increased significantly by 434% from Rmb 662,000 (US$80,000) for the year ended December 31, 1995 to Rmb 3,536,000
(US$426,000) for the year ended December 31, 1996. This change is principally resulted from rental income of Rmb 849,000 (US$102,000) received from a customer for leasing of certain prestressing equipment of the Company. No such rental income was earned for the corresponding period in 1995. In addition, pursuant to an agreement dated October 18, 1996, between Liuzhou OVM and the Stock Company, a service fee of Rmb 1,305,000 (US$157,000) was charged to the Stock Company in 1996 in connection with the debt collecting services rendered by Liuzhou OVM with respect to those accounts receivable and other receivables originally injected by the Stock Company into Liuzhou OVM. No such fee was charged in 1995.

      REORGANIZATION EXPENSES. Reorganization expenses were incurred in connection with the acquisition of ODL by the Company which reduced net income for the year ended December 31, 1996 by Rmb 2.5 million, primarily consisting of professional and consulting fees.

      This is a one time expense in connection with the acquisition of ODL by the Company. Management does not expect the acquisition would have any significant impact on the future results of operations, liquidity and sources and uses of capital resources of the Company.

      Excluding the reorganization expenses, the Company's net income and earnings per share for the year ended December 31, 1996 would be Rmb 15.3 million and Rmb 1.28 per share.

      INCOME TAXES. According to an approval issued by the State Tax Bureau of the Liuzhou City dated July 22, 1996, the income of Liuzhou OVM is fully exempted from corporate income tax for three years commencing from the first profitable year of operations followed by a 50% exemption for the next four years, after which income will be taxable at the full rate of 30%. No income tax is provided for the two years ended December 31, 1996 and 1995 as they are the first and second profitable years of operation, respectively.

      SHARE OF PROFIT OF AN ASSOCIATED COMPANY. The share of profit of an associated company arose from the 50% ownership interest in OVM Prestress Co Pte Ltd, a company incorporated in the Republic of Singapore.

      MINORITY INTERESTS. Minority interests represent the 30% equity interest in Liuzhou OVM, owned by the Stock Company, the joint venture partner.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's primary liquidity needs are to fund inventories, accounts receivable and capital expenditures. The Company has financed its working capital requirements through a combination of internally generated cash, short term bank loans and advances from affiliates.

      The Company has a working capital surplus of Rmb 62,349,000 (US$7,512,000) and Rmb 67,251,000 (US$8,103,000), as of December 31, 1996 and June 30, 1997,
respectively. Net cash provided by operating activities for the year ended December 31, 1996 was Rmb 35,293,000 (US$4,252,000). Net cash used in operating activities was Rmb 6,874,000 (US$828,000) for the six months ended June 30, 1997 and Rmb 14,615,000 (US$1,761,000) for the year ended December 31, 1996. Net cash flows from the Company's operating activities are attributable to the Company's income and changes in operating assets and liabilities.

      Net cash flows provided by investing activities of Rmb 13,287,000 (US$1,601,000) are principally in relation to the acquisition of a 50% ownership interest in an associated company established under the laws of the Republic of Singapore for the year ended December 31, 1995. For the six months ended June 30, 1997 and the year ended December 31, 1996, the cash flow used in investing activities related principally to the acquisition of property, machinery and equipment.

      Capital expenditures for the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 were Rmb 701,000 (US$84,000), Rmb 1,152,000 (US$139,000) and Rmb 476,000 (US$57,000), respectively.

      The Company's capital expenditure have been principally funded to date by a combination of short-term bank loans and advances from the Stock Company's affiliates. As at December 31, 1996 and June 30, 1997, the Company had outstanding short term bank loans of Rmb 41,424,000 (US$4,991,000) and Rmb 40,924,000 (US$4,930,000), respectively and advances from the Stock Company's affiliates of Rmb 4,786,000 (US$577,000) and Rmb 3,755,000 (US$452,000),
respectively.

      The Company estimates that the expansion program of the Company will be funded partially by the retained profits and by additional indebtedness. Management believes that it is and will continue to be able to secure the external debt financing it requires to complete the program on schedule. In addition, management anticipates continuing to utilize cash on hand and cash flows from operations to mitigate its external financing requirements over the next two years.

IMPACT OF INFLATION ON RESULTS OF OPERATIONS, LIABILITIES AND ASSETS

      The PRC economy has experienced rapid growth which has led to a significant growth in money supply and rising inflation, with the national retail inflation rate reaching 21.7% per annum in 1994. In September 1993, total money supply had grown by 34% on an annual basis. If revenues generated by Liuzhou OVM do not rise sufficiently to compensate for the rate of inflation, profitability may be adversely affected.

      In order to control inflation, the PRC government has reinstated controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. This austerity plan, first announced in June 1993, seems to have been relaxed during the first half of 1996. There is no assurance that the austerity program will be completed in the proximate future, nor any assurance that if it were terminated it might not be later reinstated. While inflation has moderated since 1994, with the national retail inflation rate falling to 14.8%, 6.1% and 1.8% per annum in 1995, 1996 and the first six months of 1997, respectively, there can be no assurance that inflation will not increase in the future or that further measures to combat inflation and speculative activities will not be implemented in a manner that may adversely affect the profitability of Liuzhou OVM over time.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

      In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company believes that the adopting of SFAS 121 will not have a material impact on its financial statements.

      In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows companies to continue to measure costs for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Companies that elect to continue with the accounting under APB 25 must provide certain pro forma disclosures of net income, as if SFAS 123 had been applied. The accounting and disclosure requirements of SFAS 123 are effective for the Company for transactions entered into during the year ended December 31, 1996. The Company is currently evaluating its alternatives under SFAS 123, and its impact on operating results is not presently known.

                  DISCUSSION PERTAINING TO CERTAIN CONDITIONS
                  RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

World Trade Organization
------------------------

      During 1996, the PRC engaged in extensive negotiations to join the World Trade Organization ("WTO"), which regulates trading and tariffs among its signatory states. Although such negotiations are currently stalled, it is expected that negotiations will restart at some point and that the PRC will eventually assume a position as a member of the WTO. In such event, it will be required to reduce further some of its import tariffs to conform with the uniform tariffs under the WTO. Furthermore, in order to facilitate its reentry to the WTO, the PRC has already begun, and is expected to continue, lowering some import tariffs and reducing certain other restrictions on imports. The PRC's entry into the WTO and the current policy of lowering import barriers may result in increased competition in the domestic market by foreign competitors who manufacture and sell similar products.

POLITICAL CONSIDERATIONS

      Since 1978, the PRC government under its current leadership has been reforming, and is expected to continue to reform, the PRC's economic and political systems. Such reforms have resulted in economic growth and certain social progress. Many of the reforms are unprecedented or experimental and are expected to be refined and improved upon. Other political, economic and social factors can also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on the operations of the Company. The Company's results at times may also be adversely affected by changes in the PRC's political, economic and social conditions and by changes in policies of the PRC government, such as changes in laws and regulations (or the interpretation thereof), the introduction of measures to control inflation, changes in the rate of method of taxation and imposition of additional restrictions on currency conversion and remittances abroad. Although historically there have been periods of political instability, such as during the "Cultural Revolution," and certain of the reform measures have from time-to-time been readjusted, because of the broad support for the reform process, the economic system in the PRC has already undergone extensive changes as a result of the success of such reforms. Management believes that the basic principles underlying the reforms will continue to provide the framework for the PRC's political and economic system.

THE PRC'S ECONOMY AND ECONOMIC REFORM

      The economy of the PRC differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency, rate of inflation and balance of payments position, among others. In the past, the economy of the PRC has been primarily a planned economy subject to State plans. The PRC government has recently adopted a policy to transform its economy to a more market oriented one. Although the majority of productive assets in the PRC is still owned by the PRC government, the portion of the PRC economy subject to State plans has been gradually diminishing. There can be no assurance, however, that the PRC government's policies for economic reforms will be consistent or effective.

      The PRC economy has experienced significant growth in the past decade, but such growth has been uneven geographically and among various sectors of the economy. The PRC government has implemented various policies from time to time, such as during 1989-1991 to restrain the rate of such economic growth and control inflation and otherwise regulate economic expansion. In response to increasing inflationary pressures and concern over the accelerating rate of economic growth, the People's Bank of China announced in May 1993 the first increase in interest rates since April 1991. In July 1993, the PRC government adopted a number of additional measures to strengthen the "macroeconomic control" of the economy and to combat inflation, including, among others, increasing interest rates on bank loans and deposits, and postponing certain planned price reforms. These measures had the temporary effect of causing the Renminbi to appreciate against foreign currencies at the foreign exchange centers, reducing speculative activities, increasing individual bank deposits and reducing the prices of certain commodities. Although inflation has eased since the second half of 1995, no assurance can be given that inflation will not increase in the future or that further measures to combat inflation and speculative activities will not be implemented in a manner that may adversely affect the profitability of the Company over time.

GOVERNMENT CONTROL OF CURRENCY CONVERSION AND EXCHANGE RATE RISKS

      All the Company's domestic sales are denominated in Renminbi, the official currency of the PRC. Export sales are denominated in U.S. dollars and account for only 16% of total sales by value respectively for each of the two years ended December 31, 1996.

      Since Liuzhou OVM's products are sold in the PRC primarily in Renminbi transactions, its revenues and profits are predominantly in Renminbi, and will have to be converted to pay dividends to the Company in hard currency. The PRC government imposes control over the convertability of Renminbi into foreign currencies. Prior to January 1, 1994, all foreign exchange transactions involving Renminbi in the PRC had to take place either through the authorized financial institutions at the official exchange rates set by the State Administration for Exchange Control ("SAEC"), the PRC government agency responsible for matters relating to foreign exchange administration, or at local foreign exchange swap centers at exchange rates largely determined by supply and demand. However, transactions effected through swap centers required the prior approval of the SAEC.

      On January 1, 1994, the PRC government abolished its two-tier exchange rate system and replaced it with a unified managed floating exchange rate system largely based on market supply and demand. Under the new system, the People's Bank of China publishes a daily exchange rate of Renminbi (the "PBOC Exchange Rate") based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC Exchange Rate according to market conditions.

      Currently, foreign investment enterprises ("FIEs") (including Sino-foreign joint ventures such as Liuzhou OVM) are required to apply to the SAEC for "Foreign exchange registration certificates" ("FERCs"). With such FERCs (which are granted to FIEs upon fulfilling certain specified conditions and which are reviewed annually by the SAEC) and authorization from the SAEC (which is obtained on a transaction-by-transaction basis), FIEs may enter into transactions at the swap centers to obtain foreign exchange for their needs.

REPATRIATION OF EARNINGS FROM PRC

      Pursuant to the relevant laws and regulations for Sino-foreign joint venture enterprises, earnings of the Company's operating subsidiary, Liuzhou
OVM, a Sino-foreign equity joint venture enterprise, is available for distribution in the form of cash dividends to each of the joint venture partners after Liuzhou OVM (i) satisfies all tax liabilities; (ii) provides for losses in previous years; and (iii) makes appropriation to reserve funds, as determined at the discretion of the board of directors. These appropriations include general reserve fund, enterprise expansion fund and staff bonus and welfare fund. The Company has been advised that Liuzhou OVM intends to allocate as appropriations of up to 10-15% of the net income as reflected in its statutory financial statements.

      Earnings reflected in the financial statements prepared in accordance with US GAAP differ from those reflected in the statutory statements of Liuzhou OVM. In accordance with the relevant laws and regulations for Sino-foreign joint venture enterprises, profit available for distribution by Liuzhou OVM is based on the statutory financial statements. Consequently, a portion of the earnings included in the retained earnings of the Company is not available for distribution to the Company and therefore is not available for distribution as dividends to the shareholders of the Company.

      Profit distribution of Liuzhou OVM is declared and payable in Renminbi. If Liuzhou OVM has foreign currency available after meeting its operational needs, the Company may receive its share of any distributions to the joint venture partners in foreign currency to the extent available. The amount of foreign currency remitted to the Company will be determined with reference to the then prevailing PBOC Exchange Rate. Only if foreign currency is not available and only if the Company desires to obtain the foreign currency equivalent of Renminbi distributions will it be necessary to convert such distributions at a swap center. However, there can be no assurance that shortages of foreign currency at the swap centers will not restrict Liuzhou OVM to obtain sufficient foreign currency. If such a shortfall occurs, the Company may accept Renminbi payments which can be held or reinvested in other projects. In such circumstances, this may affect the Company's ability to pay dividends in U.S. dollars.

LEGAL SYSTEM

      Since 1979, many laws and regulations dealing with economic matters in general have been promulgated in the PRC. Despite this activity in developing the legal system, the PRC does not have a comprehensive system of laws. In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent. The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes.

      As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. The trend of legislation over the past 18 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC. However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon the business and prospects of the Company.

      The Company's activities in the PRC are by law subject, in some particular cases, to administrative review and approval by various national and local agencies of the PRC government. In particular, part of the Company's current operations and the realization of its future expansion programs in the PRC will be subject to PRC government approvals.


                                   BUSINESS

INTRODUCTION

      OVM International Holding Corporation (the "Company") was organized under the laws of the State of Nevada on October 18, 1971 under the name of Mr. Nevada, Inc., and, following the completion of a limited public offering in April 1972, commenced limited operations which were discontinued in 1990. Thereafter, the Company engaged in a reorganization and on several occasions sought to merge with or acquire certain active private companies or operations, all of which were terminated or resulted in discontinued negotiations. On
October 20, 1995, the Company changed its name to Intermark Development Corporation. On November 4, 1996, the Company acquired all of the capital stock of OVM Development Limited, formerly known as Kolcari Investments Limited ("ODL"), a British Virgin Islands corporation, and changed its name to OVM International Holding Corporation.

      ODL owns a 70 percent equity interest in Liuzhou OVM Construction Machinery Company Limited "(Liuzhou OVM"), a Sino-foreign equity joint venture incorporated in the People's Republic of China on May 10, 1995. The PRC venture partner is Liuzhou Construction Machinery General Factory (the "Factory"), which was a PRC State-owned enterprise. The Factory was subsequently reorganized into a limited liability share capital company on January 10, 1995 known as Liuzhou

OVM Joint Stock Company Limited (the "Stock Company"). ODL and the Stock Company are parties to the Articles of Association and Joint Venture Contract dated April 18, 1995 which establishes the basis of their relationship. The joint venture contract is for a 30-year term which may be terminated under certain limited circumstances as agreed upon by the parties. These Articles establish a board of directors consisting of seven persons, a majority of which are to be designated by ODL. The board of directors has a responsibility for all major decisions relating to the activities of the venture, although all major decisions affecting the joint venture require unanimous approval of the directors. The regular operations of the joint venture are to be overseen by the general manager and other deputy general managers, and the Stock Company is responsible for the nomination for the appointment by the board of directors of the initial general manager whose term expires in April 1998. ODL, in addition to providing initial cash contributions to the joint venture, is responsible to assist in the purchase of machinery and equipment outside the PRC, to promote products and assist in obtaining contracts outside the PRC and to assist in certain training, personnel and procurement functions. As used herein, the "Company" or "OVM" refers to OVM International Holding Corporation and includes, unless the context otherwise requires, the prior or current operations of ODL, Liuzhou OVM, the Stock Company, or, if prior to its establishment, the Factory.

      Liuzhou OVM has assumed substantially all the businesses originally carried out by the Factory since January 1, 1995 which principally includes the manufacture, production, sale and distribution of prestressing equipment, components and hardware used in the construction of motorways, bridges, railroads, buildings, hydroelectric dams and power stations in the PRC. The products include anchorage systems, jacks, electric high-pressure oil pumps, steel cables, direct display sensors, unbonded prestressing tendons and ancillary equipment widely used in the construction industry. Liuzhou OVM is the successor to the manufacturing business originally conducted by the Factory. Accordingly, the following discussion is principally a description of the business of Liuzhou OVM or that of its predecessor, the Factory.

      OVM's products are distributed throughout the PRC to a diversified customer base, with a minority proportion sold overseas. OVM's PRC customers include construction and engineering companies and provincial, municipal and regional construction bureaus across the PRC. Currently, demand in the PRC for prestressed products is expanding rapidly as the number of infrastructure construction projects increases.

      OVM's head office and production facilities are located in Liuzhou Municipality, the industrial city of Guangxi Zhuang Autonomous Region ("Guangxi"), with a site area of approximately 12 acres (equals 60,000 square meters) and production and related facilities comprising buildings and structures with a total gross floor area of approximately 9,463 sq. meters (101,807 sq. ft.). Long term land use rights for the land and the buildings on which these facilities are situated are held by the Stock Company and leased to Liuzhou OVM for a period equal to the term of duration of Liuzhou OVM.

      Guangxi has substantial mineral resources and is well known as a base of non-ferrous metals such as manganese, tin, arsenic and bentonite. According to China Statistical Yearbook 1996, the regional gross domestic product in Guangxi amounted to approximately Rmb 161 billion (US$19 billion), ranking it 15th in the PRC in 1996. The Company's primary operating currency is the Renminbi Yuan ("Rmb"). For information purposes these amounts have been translated into U.S. dollars at an exchange rate of US$1.00 = Rmb 8.30, which represents the single rate of exchange as quoted by the People's Bank of China on June 30, 1997.

      While the Company's indirect participation in the joint venture originated in 1995, Liuzhou OVM (inclusive of the operations of the Factory), has approximately 30 years of operating history in manufacturing prestressing equipment and related components. Management believes that Liuzhou OVM is the largest manufacturer of prestressing equipment and related components in the PRC in terms of total sales and profit before taxation for each of the two years ended December 31, 1995 and 1996. Given the well recognized "OVM" brand name in the PRC, the quality of Liuzhou OVM's product line and Liuzhou OVM's after sales and customer support systems, management believes that Liuzhou OVM has established and will continue to maintain a significant competitive position in the PRC prestressing equipment industry. Liuzhou OVM's products have an estimated overall market share of approximately 60% in China (Statistics from China Rock Anchoring and Engineering Association).

STRUCTURE

      The following diagram depicts the corporate structure of the Company.

         -----------------------------
         | OVM International Holding |
         |   Corporation (Nevada)    |
         -----------------------------
                      |
                    100%
                      |
         -------------------------------
         |   OVM Development Limited   |
         |  (British Virgin Islands)   |
         -------------------------------
                      |
                      |                 -------------------------------
                      |                |   Liuzhou OVM Joint Stock   |
                      |                |  Company Limited (formerly  |
                      |                |      known as Liuzhou       |
                      |                |   Construction Machinery    |
                      |                |  General Factory (People's  |
                      |                |     Republic of China)      |
                      |                 -------------------------------
                     70%                              |
                      |                              30%
                      |                               |
        -------------------------------               |
        |   Liuzhou OVM Construction  |               |
        |  Machinery Company Limited  |---------------
        |(People's Republic of China) |
        -------------------------------
                      |
                     50%
                      |
        -------------------------------
        |  OVM Prestress Co. Pte Ltd. |
        |   (Republic of Singapore)   |
        -------------------------------



      OVM DEVELOPMENT LIMITED ("ODL"), formerly known as Kolcari Investments Limited is a private limited company incorporated in the British Virgin Islands on May 3, 1994.

      LIUZHOU CONSTRUCTION MACHINERY GENERAL FACTORY (the "Factory"), located in Liuzhou City, Guangxi Zhuang Autonomous Region, the PRC, was the largest State-owned manufacturer of prestressing equipment in China. The Factory has been operating in the PRC since 1967. The Factory was subsequently reorganized into a limited liability share capital company on January 10, 1995 under the name of Liuzhou OVM Joint Stock Company Limited (the "Stock Company").

      LIUZHOU OVM CONSTRUCTION MACHINERY COMPANY LIMITED. ("Liuzhou OVM") is a Sino-foreign equity joint venture established under the laws of PRC on May 10, 1995 and owned 70% by ODL and 30% by the Stock Company. The registered capital of Liuzhou OVM is US$4 million.

      OVM PRESTRESS CO. PTE LTD is a private limited company incorporated in the Republic of Singapore on December 11, 1993 that is 50% owned by Liuzhou OVM and 50% owned by Wee Poh Construction Co. (Pte) Ltd., an independent third party, and is principally engaged in the provision of prestressing and related engineering services.

SUMMARY OF BUSINESSES

      The Company is principally engaged in the manufacture and sale of prestressing equipment and ancillary products. Prior to the establishment of Liuzhou OVM in May 1995, which took over the Stock Company's business effective at January 1, 1995, the business was carried out by the Factory (and subsequently the Stock Company, which is the largest manufacturer of prestressing equipment and related components in the PRC).


      Liuzhou OVM supplies a wide range of prestressing equipment and ancillary products which are essential for the production of prestressed concrete and are widely used in infrastructure projects such as highways, railroads, bridges, buildings and power stations. Management believes that Liuzhou OVM's products have an estimated overall market share of approximately 60% in China (Statistics from China Rock Anchoring and Engineering Association).

      The Company manufactures a wide array of prestressing equipment and ancillary products including prestressing anchorage, stressing and lifting jacks, electric high-pressure oil pumps, unbonded prestressing strand, stay cable, soil anchor drillers, pipe pullers, steel ducts and ancillary products. The Company's PRC customers include construction and engineering companies, and provincial, municipal and regional construction bureaus throughout the PRC. At present the Company manufactures a range of products which serve various applications including the construction of bridges and buildings, structural strengthening and repairs, anchoring in rock and soil, lifting and sliding of heavy loads, and many other applications. The Company also offers a comprehensive range of professional engineering consulting services including feasibility studies, structural design and construction assistance.

      The Company has supplied products and provided technical support for more than 100 major projects in the PRC including Shanghai Yangpu Bridge, one of the largest cable-stayed bridges in the world, and the lifting of the antenna masterpole of the Shanghai East Pearl TV and Broadcasting Tower, the tallest television broadcasting tower in the PRC. The Company's products were also used in SouthEast Asia projects, such as New Macau-Taipa Bridge in Macau, Mei Bridge in Vietnam and Serangon Bridge in Singapore.

      Liuzhou OVM is one of the several companies designated by the Ministry of construction of the PRC as the manufacturers of prestressing equipment. The following are some of the major projects in the PRC as well as other countries in Asia in which products of Liuzhou OVM or its predecessors were used:

      o     Yangpu Bridge in Shanghai
      o     Nanpu Bridge in Shanghai
      o     Acdang Bridge in Macau
      o     Reconstruction Engineering of Beijing International Airport
      o     Beijing-Shenzhen Expressway
      o     Shuikou Hydropower Station in Fujian Province
      o     The Dongming Yellow River Bridge
      o     The Huangshi Yangtze River Bridge
      o     The New Railway Station in Beijing
      o     Friendship Gate in Vietnam
      o     Bridge over Sungei Serangonn, part of Tampines Expressway
      o     Phase III, in Singapore
      o     East Pearl TV and Broadcasting Tower in Shanghai

STRATEGIC PLAN

      Management attributes the success of Liuzhou OVM's operations to the following principal factors:

      o its history of manufacturing prestressing equipment, a significant part of the infrastructure industry of the PRC economy;
      o     the established "OVM" brand name in the PRC;
      o     product   design  and   development   capabilities   predicated   on
            experienced technicians with technical expertise in prestressing equipment manufacturing;
      o     strict quality and cost control policies;
      o     reliable products marketed at competitive prices; and
      o     its providing of after sales services to customers.

      The Company will seek to increase demand for its products by:

      o     developing new products;
      o increasing production capacity through the construction of new plants and upgrading its existing production facilities;
      o     improving production technology;
      o rationalizing and improving its sales office network and marketing strategies generally; and
      o     actively exploring the overseas markets.

OVERVIEW OF PRESTRESSED CONCRETE

      Modern structural engineering tends to progress toward more economic structures through gradually improved methods of design and the use of higher strength materials. This results in a reduction of cross-sectional dimensions and consequent weight savings. Significant savings can be achieved by the use of high strength concrete and steel in conjunction with present-day design methods, which permit an accurate appraisal of member strength. However, there are limitations to this development, due mainly to the interrelated problems of cracking and deflection at service loads.

      The undesirable characteristics of ordinary reinforced concrete and steel have been overcome by the development of prestressed concrete which use steels and concrete of very high strength. The steel, usually in the form of wires or strands, is embedded in the concrete under high tension that is held in equilibrium by compressive stresses in the concrete after hardening.

      A prestressed concrete member can be defined as one in which there have been introduced internal stresses of such magnitude and distribution that the stresses resulting from the given external loading are counteracted to a desired degree. A prestressed concrete member include anchorage, jacks and its ancillary equipment. Concrete is basically a compressive material, with its strength in tension a low and unreliable value. Prestressing applies a precompression to the member which reduces or eliminates undesirable tensile stresses that would otherwise be present. Cracking under service loads can be minimized or even avoided entirely. Deflections may be limited to an acceptable value. In fact, members can be designed to have zero deflection under the combined effects of service load and prestress force. Deflection and crack control, achieved through prestressing, permit the engineer to make use of efficient and economical high strength steels in the form of strands, wires or bars, in conjunction with concrete of much higher strength than normal. Thus prestressing results in overall improvement in performance of structural concrete used for ordinary loads and spans, and extends the range of application far beyond old limits, leading not only to much longer spans than previously thought possible, but permitting innovative new structural forms to be employed.

      Prestressed concrete is particularly well suited for use in bridges of all kinds because of its durability, rigidity, and economy, as well as the comparative ease with which an aesthetic appearance can be achieved. Prestressed concrete bridges frequently make use of composite action. Commonly the beams are precast and placed in position by crane, eliminating the need for obstructing traffic. The deck slab is then cast in place and locked to the precast units by stirrups that project upward into the slab. The long-span concrete bridges require the development of segmentally cast-in-place hollow prestressed concrete box girders by post- tensioning.

HISTORY AND DEVELOPMENT OF LIUZHOU OVM

      The predecessor of Liuzhou OVM, is Liuzhou Construction Machinery General Factory, which was founded in 1987 under the supervision of Liuzhou Municipal Mechanical and Electrical Industrial Bureau. The Factory evolved out of the former Liuzhou Construction and Machinery Plant founded in 1967. The major products of the Factory included anchorage systems, electric high-pressure oil pumps, jacks and other ancillary products which were widely used in infrastructure projects such as the construction of highways, railroads, bridges and hydro-power stations.

      In 1993, the Factory was granted independent import and export rights by the Ministry of Foreign Trade and Economic Co-operation of the PRC, which entitled the Factory to handle import and export transactions directly without going through various independent import and export corporations. Thereafter, the Factory was actively involved in exploring the overseas prestressing equipment market, and its products have been sold for use in Hong Kong, Macau, Vietnam and Singapore. In the same year, upon the approval of the Commission for Restructuring the Economic System of Guangxi Zhuang Autonomous Region, the Factory established Orient Prestress Company Ltd ("Orient"), a joint stock limited liability company, in conjunction with eight other institutional shareholders which are mainly technical and research institutes in the PRC. The Stock Company, being the successor of the Factory (see below), owns approximately 41% equity interest in Orient and is the largest shareholder.

      In  December  1994,  the  Factory  was  ranked  29th by the State  Council
Research and Development Center within the 500 PRC Special Machinery Manufacturing Enterprises in terms of economic achievement, i.e., sales and pre-tax profit. On January 10, 1995, upon the approval of the Commission for Restructuring the Economic System of Guangxi Zhuang Autonomous Region, the Factory was reorganized into a limited liability share capital company known as Liuzhou OVM Joint Stock Company Limited.

      On May 10, 1995, Liuzhou OVM was established as a Sino-foreign equity joint venture enterprise. Pursuant to its establishment, Liuzhou OVM took over, effective from January 1, 1995, certain assets and liabilities together with the business of the Stock Company which related to the manufacture and sale of prestressing equipment and ancillary products and certain ancillary functions including research and development, quality control, sales and marketing, sourcing and other business support functions. The Stock Company retained certain assets and liabilities that were not assumed by Liuzhou OVM, representing mainly investments in various joint ventures and wholly-owned subsidiaries which are engaged in trading and other businesses that are not competing with the business of Liuzhou OVM as well as certain other non-production-related facilities such as welfare facilities, education and training facilities, recreational, catering, heat, water and electricity facilities.

PRODUCTS

      The Company produces a wide range of products which are mainly used in prestressed concrete construction, using the pretensioning and post-tensioning method, which are widely used in the infrastructure projects including motorways, railroads, bridges, buildings and hydro-power stations. These products include prestressing anchorage systems, jacks, electric high-pressure oil pumps, unbonded prestressing tendons, digital display sensors and the ancillary components. The Company's products are summarized as follows:

      PRESTRESSING ANCHORAGE SYSTEMS AND ANCILLARY PRODUCTS. The main prestressing anchorage system manufactured by the Company include tensile end anchorage, fixed end anchorage and connectors. Prestressing anchorage systems are used for prestressed concrete construction and construction units using pretensioning and postensioning methods, as well as rock and soil anchorage, external cable and stay cable construction.

      JACKS. The Company produces various types of jacks including platform, pushing and cold-drawn jacks which are used for tensioning of strand, lifting and pushing of engineering structures and cold drawing of reinforced steel with different parameters such as nominal oil pressure (MPa), jacking/stressing force
(kN) and/or jacking stroke (mm).

      ELECTRIC HIGH-PRESSURE OIL PUMPS. The Company produces several types of electric high-pressure oil pumps and hydraulic pressure stations. The oil pumps and stations are always used with various jacks for lifting the heavy objects or for anchoring the objects.

      DIGITAL DISPLAY SENSORS. Model SC sensor is equipped with a special device and mainly used for digitally displaying technical parameters of various jacks and in checking the degree of stress in a short period of time.

      UNBONDED PRESTRESSING TENDONS. The Company produces two types of unbonded prestressing tendons with single or double layer of plastic sheaths, which are used in construction of prestressed concrete under the post-tensioning system.

      SCREW THREAD STEEL PIPE FOR PRESTRESSED COMPONENTS. The pipe is made of low carbon steel band, some are zinc coated, and then rolled up spirally. The pipe is used for forming a hole in the prestressed concrete using the post-tensioning method.

      OTHERS. The Company produces machinery and equipment for its site test facilities used in the concrete or rock shear test and rock shear elasticity test in the construction or survey of a dam for a hydraulic power station, and soil anchor driller for drilling holes in various texture of soils and strong decayed rock. In the process of dry drilling, the soil is taken off with the blades of the spiral drill. This drilling method is used under good soil conditions where no collapse will occur.

SALES AND MARKETING

      The following table sets forth the Company's aggregate net sales revenue by product category for each of the two years ended December 31, 1996.

                         Six Months Ended June 30     Year Ended December 31
                                   1997                1996          1995
                                   ----                ----          ----
                          (Amounts in Thousands)

Product                         Rmb      %           Rmb      %      Rmb      %

OVM anchorage system          27,859    50.8       45,205   28.0   73,241   54.0
Jack                          10,287    18.7       29,697   18.4   25,694   18.9
High-pressure oil pump         3,336     6.1        5,996    3.7    5,295    3.9
Cable, tendon and steel wire   4,675     8.5       51,797   32.1    2,757    2.0
Other equipment and parts      7,009    12.8       18,901   11.7   23,040   17.0
*Others                        1,716     3.1        8,896    6.1    5,734    4.2
                              ------    ----       ------   ----   ------   ----

Total                         54,882   100.0      161,492  100.0  135,761  100.0

*Others include rubber engineering products, corrugation pipes and digital display sensors.

      For each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the largest ten customers of the Company, which are mainly construction and engineering companies and provincial, municipal and regional construction bureaus throughout the PRC, accounted for approximately 34.8%, 54.9% and 37.4%, respectively, of the Company's total sales by value. The foregoing amounts do not include sales made to Orient Prestress Company, Ltd, a related party (see discussion below), for resale. Following the commencement of operations by Liuzhou OVM, sales to Orient have been significantly reduced. The largest customer of the Company for each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 accounted for approximately 7.2% and 20.0% and 7.4%, respectively, of the Company's total sales by value. The single largest customer which accounted for more than 10% of the Company's total sales in 1996 was Kunming Futong Trading Company which accounted for 20.0%, of the total sales for the year ended December 31, 1996. No single customer accounted for more than 10% in 1995 and the six months ended June 30, 1997.

      The significant increase in the percentage in 1996 as compared to 1995 was mainly due to an indent sale (a sale directly matched by a purchase) of approximately Rmb 48,363,000 (US$5,827,000) in 1996.

      For each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, approximately 84%, 84% and 90%, respectively of the Company's total sales was derived from products sold in the PRC with the balance attributable to products exported to overseas customers (mainly arranged through an import and export company wholly-owned by the Stock Company).

      The Company also sells its products directly to end-users through its in house sales and marketing and after sales staff, consisting of 51 full-time employees, of which 10 are after sales technicians. These personnel are responsible for conducting marketing research, sales planning, marketing strategy, order consultation with customers, sales coordination and control, and payment collection. The Company maintains sales offices in major cities including Liuzhou, Guangzhou, Xiamen, Shanghai, Beijing, Xian, Wuhan, Chengdu, Chongqing, Yichang, Kunming and the site of the Three Gorges Dam project. The Company also maintains overseas offices in Hong Kong, Singapore, and Malaysia. The Company's marketing efforts include visits to existing and prospective customers and participation in various exhibitions and trade fairs held in the PRC at which the Company's products are marketed to local and overseas customers.

      In order to maximize the sales distribution network for the Company's products, the Company has entered into a sales and purchase agreement with Orient Prestress Company Ltd. ("Orient"), a company which is owned approximately 41% by the Stock Company. For each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the Company's sales to Orient accounted for 49%, 2% and nil, respectively, of its total sales (see "Certain Transactions"). Pursuant to the formal establishment of Liuzhou OVM and commencing January 1996, most of the sales were conducted on a direct basis instead of to Orient. This accounts for the significant reduction in the percentage of sales made to Orient for the year ended December 31, 1996. The Company has also entered into other non-exclusive agency agreements with other companies. However, sales through these agency arrangements were not significant and accounted for less than 1% of the Company's total sales for each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997.

      The Company has been actively expanding overseas markets. Its products have been exported from the PRC and sold in Pakistan, Singapore, Japan, Hong Kong, Sudan and Vietnam. The export sales (mainly arranged through an import and export company wholly-owned by the Stock Company) accounted for approximately 16% of the Company's total sales for each of the two years ended December 31, 1996. All export sales are denominated in U.S. dollars.

      As most of the infrastructure construction projects are capital intensive and extend for a relatively long time, most of the equipment and products manufactured by the Company are sold under fixed price contracts. The production cycle of the Company's products varies from two months to six months. For certain large contracts, customers are usually required to pay a cash deposit (the amount of which differs from customer to customer as each contract is individually negotiated) upon signing of the relevant sales and purchase contracts, with the remaining balance payable after delivery or on-site installation by way of bank collection. All of the contracts concluded with domestic customers are dominated in Renminbi. For export sales, customers are required to pay a deposit of at least 30% upon signing of a sales contract, and the balance is payable after delivery of products by way of telegraphic transfer or bank collection. Depending on the credit standing of the customers and the contract sum involved, the Company usually allows credit of up to 90 days to customers.

AFTER SALES SERVICE

      The Company's after sales service forms an integral part of its policy. The Company provides a wide range of after sales service to customers located both in the PRC and overseas. These services include: providing on-site installation services upon the request of the customer; organizing training seminars in the PRC for customers from time to time regarding the operations and technical attributes of the Company's products; responding to customers' request to modify and assist in the technical operations of the Company's products; processing of inquiries and feedback from customers and prompt provision of parts and components; and conducting visits on a regular basis to customers in order to identify customers' specific needs and level of satisfaction in respect of the Company's products.

RAW MATERIALS AND COMPONENTS

      The major raw materials and components required by the Company include metallurgical products including steel and rubber products such as high-pressure rubber pipes as well as mechanical and electrical components such as bearings and motors. All of the raw materials and components used by the Company are sourced from PRC suppliers and/or through the manufacture of various components at its own facility. All the Company's purchases are settled in Rmb. For each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the cost of raw materials and components accounted for approximately 77%, 84% and 69%, respectively, of the Company's total production costs.

      The Company has formulated a material supply management policy in respect of the raw materials and components used in the Company's production operations. Under this policy, the stock level of raw materials and components is determined by reference to planned annual consumption and a predetermined inventory level for different kinds of raw materials and components. The average inventory level of the Company's raw materials and components is approximately two months usage.

      It is the policy of the Company to maintain more than one supplier for certain major materials in order to avoid over reliance on a single source of supply. The Company has long standing relationships with major suppliers and has not experienced any significant difficulties in sourcing raw materials and components. The Company has not entered into any long-term purchase arrangements with any supplier. However, the Company does not anticipate that it will face any difficulties in the sourcing of its raw materials and components.

      For each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the largest ten suppliers of raw materials and components of the Company accounted for approximately 22.3%, 64.3% and 22.7%, respectively, of the Company's total cost of purchases, while the largest supplier accounted for approximately 9.0%, 45.8% and 8.1% of the Company's total cost of purchases, respectively, for the same periods. The significant increase in the percentage in 1996 was due to an indent purchase (purchase directly matched by a sale) of steel wire of approximately Rmb 38,861,000 (US$4,682,000), which accounted for 50.0% of total purchases, from Jiangyin Huaxin Steel Cable Company Ltd. for the year ended December 31, 1996.

PRODUCTION FACILITIES AND PROCESS

PRODUCTION FACILITIES

      The Company's head office and production facilities are located in Liuzhou Municipality, the industrial city of Guangxi Zhuang Autonomous Region, the PRC, with a site area of approximately 645,000 square feet and 101,807 sq. ft. of production workshops and premises. Guangxi has substantial mineral resources and is recognized as a base of non-ferrous metals such as manganese, tin, arsenic, and bentonite. According to the China Statistical Yearbook 1996, the regional gross domestic product of Guangxi amounted to approximately Rmb 161 billion in 1995 (approximately US$19 billion, based on an exchange rate of US$1 = Rmb 8.30), ranking it 15th in the PRC.

      Long term land use rights for the land and buildings on which these facilities are situated are held by the Stock Company and leased to Liuzhou OVM for a period equal to the duration of Liuzhou OVM which has an initial term of 30 years commencing May 10, 1995. The Company's production facilities and equipment include lathe machines, planers, milling machines, boring machines, drilling machines and other ancillary production machines such as forklifts, air compressors, welding machines, shearing machines, jigs, dies, tools and hardening furnaces.

PRODUCTION PROCESS

      The production process can be divided into three stages. The first stage is the production of various parts and components, which involves milling, grinding, boring, heat treatment, welding, refining and painting and coating. The second stage is the in-house assembly and testing of the products manufactured. The final stage is the on-site installation and test run.

PRODUCTION CAPACITY

      The Company currently manufactures a wide range of prestressing equipment and ancillary products. The production capacity of the Company is mainly dependent on the product mix of the Company, which is subject to adjustment from time to time, the production floor area available for operation, the quantity of production equipment and the number and working hours of the Company's workforce. The Company's product mix and the production output for each product in a given period are determined by the Company's management after considering several factors including the number of orders received by the Company for each product, the forecast of future market demand for different products and the estimated gross profit margins of different products. The majority of the Company's production facilities can be used, with or without adaptation, for the manufacture of different products, though certain facilities can be used for certain components and special parts only.


      The following table summarizes the capital expenditure on the purchase of production equipment for each of the two years ended December 31, 1996:


                              Six Months Ended          Year Ended
                                  June 30               December 31
                              ----------------         ------------------
                                   1997                1996        1995
                                   ----                ----        ----
                                   Rmb                 Rmb         Rmb

Capital expenditure on
production equipment             680,000             1,152,000    701,000



COMPETITION


      The Company, through its indirect ownership of Liuzhou OVM, has approximately 30 years' history of manufacturing prestressing equipment and ancillary components and was the largest manufacturer in the PRC of these specialized products in terms of sales revenue and profit before taxation for each of the two years ended December 31, 1995 and 1996. The Company believes that Liuzhou OVM has established and should continue to maintain a strong competitive position in the PRC prestressing equipment industry. There are only several companies designated by the Ministry of Construction of the PRC as the manufacturers of these specialized products. The Company believes that the prestressing market in the PRC is dominated by six major domestic manufacturers. The names of these manufacturers and their respective market shares for the year ended December 31, 1994 are as follows:

                                                                Estimated
Name                                                          Market Share (%)
----                                                          ----------------

Liuzhou Construction Machinery General
  Factory (predecessor of Liuzhou OVM)                             62.4
Zhongyuan Prestress Machinery Company                              13.4
Bridge sub-administrations of the Ministry of Railway               6.3
Siping Construction and Machinery Factory                           6.3
Hefei Sifong Group Company                                          5.9
Xinjin Road Construction and Machinery Factory                      4.6
Others                                                              1.1
                                                                  -----
                                                                  100.0

(Statistics provided by China Rock Anchoring and Engineering Association)

      Although Liuzhou OVM's competitive advantage over imported products in terms of pricing may be partially undermined with the PRC's entry into the World Trade Organization, management believes the Company can still maintain its competitiveness due to the significant pricing differential between the Company's products and imports, the accessibility and efficiency of after sales services and the timely availability of components and special parts.

     The major export markets of the Company are developing countries in Asia where infrastructure activities are expected to sharply increase. Management believes that the demand for the Company's products in these countries should be strong because Liuzhou OVM's products are less costly than these of the overseas manufacturers and the quality is readily comparable.

     In respect of the domestic market, management believes that the Company has a competitive advantage over other domestic manufacturers in terms of product technology and product quality. In addition, the Company's capability to continuously manufacture and supply parts and components for its products and after sales services serve to strengthen its compititiveness.


QUALITY CONTROL


      The Company is committed to manufacturing high quality products and to providing a high level of after sales service to its customers. Management believes that product quality is vital to enhancing the Company's competitiveness, market position and reputation. In order to maintain and improve the quality of its products and production standards, the Company has adopted a comprehensive quality control system which conforms with the internationally recognized ISO 9001 standards.

      The Company has established a quality control team consisting of 58 full-time employees to ensure that the quality products is consistently maintained. The major responsibilities of the quality control department include: (i) devising, implementing and improving quality control procedures in order to comply with ISO 9001; (ii) conducting inspection of raw materials, work-in-progress and finished products on a sampling basis; (iii) examining of parts and components manufactured at each stage of the production process; and
(iv) reviewing and improving quality testing procedures and carrying out stringent testing of the Company's products.


RESEARCH AND DEVELOPMENT

      The Company has set up a technical process design and control department and a research and development department. The technical process design and control department is responsible for developing new production skills and designing new production processes. The research and development department is responsible for development of new products and the technological improvement of products. These two departments of Liuzhou OVM employed at September 30, 1996, 98 full-time employees including 10 senior engineers and 32 engineers. Since 1989, the Company has developed 26 new products, of which 11 have obtained scientific awards from the State, provincial and municipal governmental authorities.

      Most of the research and products development programs undertaken by the company are in cooperation with universities and research institutions in the PRC. The Company has worked over 200 universities, testing facilities, research institutes and local provincial and municipal construction bureaus in developing its product line.

      The Company's annual research and development expenditure accounts for less than 1% of total sales for each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997. For each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the aggregate research and development expenses incurred by the Company amounted to approximately Rmb 777,000 (US$94,000), Rmb 453,000 (US$55,000) and Rmb 320,000
(US$39,000), respectively.

ENVIRONMENTAL PROTECTION

      The Company has adopted measures to reduce the level of pollution caused by its operation and has continuously complied with the PRC's environmental protection law and regulations. Environmental protection measures adopted by the Company include the treatment of emulsified effluent and smoke and dust emitted from boilers of the Company's production facilities. The Company has never been fined for violation of environmental laws in the PRC.

INTELLECTUAL PROPERTY RIGHTS

      The Company's products are currently marketed under the "OVM" trademark registered in the PRC. Management believes that since inception, Liuzhou OVM has developed considerable goodwill within the PRC prestressing equipment manufacturing industry.

      The Company has an exclusive license for a term equivalent to the period of validity (including such extended period as may be permitted under the law of the relevant jurisdiction) to use the following trademark which is owned by and registered in the PRC in the name of the Stock Company.

                          Registration       Registration         Date of
Trademark      Class         Number              Date              Expiry
---------      -----      ------------       -------------        -------
OVM               6          784409       October 21, 1995     October 21, 2005


      The Company has an exclusive license for a term equivalent to the period of validity (including such extended period as may be permitted under the law of the relevant jurisdiction) to use the following utility model patents which are registered in the PRC in the name of the Stock Company:


                              Registration     Date of
Patent                          Number       Application         Date of expiry
------                          ------       -----------         --------------

Stay cable multi-anchorage    90224483.2   November 27, 1990   November 27,1998
Hydraulic-automatic force
 inspecting device            89202440.2   March 3, 1989       March 3, 1997
Automatic-continuous
  lifting and pressing device 90220583.8   September 15, 1990  September 15,1998
Long-diameter high-strength
  steel wire cone anchorage   90208621.9   June 11, 1990       June 11, 1998
Stranded wire & bunched
  steel wires prestressed
  tensioning anchorage        90208622     June 11, 1990       June 11, 1998
Heavy-tonnage cable force
  inspecting long-distance
  sensor                      92204510     March 14, 1992      March 14, 2000
Prestressed ductile anchor
  strut                       88220725     November 30, 1988   November 30, 1996

      Liuzhou OVM entered into an agreement with the Stock Company on June 5, 1995 and a supplementary agreement dated December 18, 1995 pursuant to which the Stock Company granted to Liuzhou OVM an exclusive and assignable right to use the "OVM" trademark and various patents in connection with the manufacturing operations assumed by the Company following the establishment of the Liuzhou OVM in the PRC and any territory outside the PRC for a term equivalent to the period of validity (including such extended period as may be permitted under the law of the relevant jurisdiction) of the trademark or the relevant patent in consideration of the sum of Rmb 8 million (approximately US$964,000).

      Under these agreements, the Stock Company has undertaken to apply for any renewal of the registration of the "OVM" trademark and the relevant patents promptly upon the expiration of the registration of the same and to procure the registration of the trademark and patents in any territory outside the PRC as the Company may require, all such renewals and registrations to be made at the cost of the Company.
                                     53

EMPLOYEES

      As at June 30, 1997, the Company had a total of 965 full-time employees, 958 of which were employed by Liuzhou OVM, with the balance being employed in administrative positions by the Company (5 employees) and ODL (2 employees). These employees are employed as follows:

      Production                                               638
      Administration and management                             87
      Quality control                                           58
      Technical process design and control                      47
      Research and development                                  51
      Sales, marketing and after sales service                  51
      Raw materials supply                                      30
      Others                                                     3
                                                               ---
                                                               965
                                                               ===

OVM Prestress Co. Pte. Ltd., a company 50% owned by Liuzhou OVM, employs a total of 16 full-time employees.

PROPERTY

      All of the Company's operations are conducted from its 101,807 square foot facility located in the Liuzhou Municipality, PRC. The facility is leased for a term ending May 10, 2025 at an initial rental of Rmb 300,000 (US$36,000). See preceding discussion in "Production Facilities and Process."


                                  MANAGEMENT

      The following table sets forth the names, positions with the Company and ages of the executive officers and directors of the Company and Liuzhou OVM. Directors of the Company will be elected at the Company's annual meeting of shareholders and serve for one year or until their successors are elected and qualify. Officers are elected by the Board and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board.

Name                    Age         Position
----                    ---         --------

Ching Lung Po           50          Chairman of the Board of Directors,
                                    President and CEO of the Company and
                                    Vice Chairman of the Board of
                                    Directors of Liuzhou OVM

Wu Guosen               62          Vice Chairman of the Board of
                                    Directors of the Company and Chairman
                                    of the Board of Directors and General
                                    Manager of Liuzhou OVM

Wan Ying Lin            48          Director of the Company

Kwok Kwan Hung          30          Director and Chief Financial Officer
                                    of the Company

Peng Fang               35          Vice President of the Company and
                                    Deputy General Manager of Liuzhou OVM

Tang Xiaoping           35          Vice President of the Company and
                                    Deputy General Manager of Liuzhou OVM

Cheung Lai              42          Treasurer of the Company and Director
                                    of Liuzhou OVM

Wan Wai On              23          Director and Corporate Secretary of
                                    the Company


      MR. CHING LUNG PO, aged 50, the Chairman of the Board of Directors and President of the Company and Vice Chairman of the Board of Directors of Liuzhou OVM. Mr. Ching has been involved in more than 20 years in the management of production and technology of industrial enterprises in PRC. He worked in Heilongjiang Suihua Electronic Factory as an engineer from 1969 to 1976 and was the Head of the Heilongjiang Suihua Industrial Science & Technology Research Institute from 1975 to 1976. Mr. Ching joined the Heilongjiang Qingan Factory in 1976 and became the General Manager since 1976. In 1988, Mr. Ching started his own business and established the Shenzhen Hongda Science & Technology Company
Limited in Shenzhen which manufactures electronic products. Mr. Ching is graduated from the Harbin Military and Engineering Institute and holds the title of Senior Engineer. Mr. Ching is responsible for the overall corporate policy and development strategy of the Company. Mr. Ching devotes approximately 50% of his time to the affairs of the Company and its subsidiaries.

      MR. WU GUOSEN, aged 62, senior economist, is the Vice Chairman of the Board of Directors of the Company and Chairman of the Board of Directors and General Manager of Liuzhou OVM. Mr. Wu graduated from the China Huatung Military University specializing in civil engineering and enterprise management. He joined the Factory in late 1984 as the Director and secretary of the Communist Party of the Factory. He has been closely involved in the research and development of the anchoring system and jacks and has over 30 years of technical and enterprise management experience of the prestressing engineering industry. He has won such titles and awards as "National Machinery Industry Labour Model" awarded by the Ministry of Machinery in 1994 and "Labour Model of Guangxi

Electronic Industry System" in 1995. He also held the position as the Deputy General Manager of the China Rock Anchoring and Engineering Association since late 1988. He is responsible for the overall management of Liuzhou OVM. Mr. Wu devotes all of his time to the affairs of the Company and its subsidiaries.

      MR. WAN YING LIN, aged 48, is a Director of the Company and Director of Liuzhou OVM. Mr. Wan is graduated from the Guangxi Liuzhou Institute of Medical Specialty specializing in administration and management. From January 1986 through December 1987, he was the manager of Lam Ko Mould Company in charge of the China marketing and development division in Hong Kong. Then in January 1988 through February 1993, he worked as the marketing manager in Wai Tong Trading Company in Hong Kong. In 1993, he joined the Hong Kong Prestressing Concrete Engineering Company Limited and has been working as manager until now. Mr. Wan devotes approximately 50% of his time to the affairs of the Company and its subsidiaries.

      MR. PENG FANG, aged 35, is a Director of the Company and Director and Deputy General Manager of Liuzhou OVM. He graduated from Dilian Polytechnic Institute specializing in structuring engineering and obtained the title of senior engineer in 1993. He also obtained a master degree and Ph.D. degree from the institute. He completed his master degree in December 1986 and then his Ph.D. degree in December 1990. In December 1990 through June 1994, he worked as senior engineer in the Foreign Office of the Ministry of Communications. He joined the Factory in February 1994 and worked as the Deputy General Manager. He has considerable knowledge about the government planning on transportation and communication. He is responsible for development of the overseas market of Liuzhou OVM. Mr. Peng devotes all of his time to the affairs of the Company and its subsidiaries.

      MS. CHEUNG LAI, aged 42, Treasurer of the Company and Director of Liuzhou OVM. Ms. Cheung graduated from Heilongjiang Broadcasting Television University specializing in English language. In September 1982 through September 1988, she worked as the sales manager of Heilongjiang Qingan Steel & Iron Factory. In October 1988 through August 1992, he worked as sales manager of the Shenzhen Zhenbao Enterprise Company. In September 1992, she joined Shenzhen Hongda Science & Technology Enterprise Company Limited as the finance manager. Ms. Cheung devotes approximately 50% of her time to the affairs of the Company and its subsidiaries.

      MS. TANG XIAOPING, aged 35, is the Vice President of the Company and Deputy General Manager of Liuzhou OVM. She graduated from Guangxi Broadcasting Television University specializing in machinery manufacturing. She obtained the title of engineer in 1992. She joined the Factory in 1985 and became the Deputy General Manager of the Factory in December 1993. She has many years experience in sales and marketing. She was awarded the "Ten Most Outstanding Sales Person" by the Liuzhou Mechanical and Electrical Industry Bureau in 1993. She is also the council member of Huadong Prestressing Technology United Development Center. She is responsible for the sales of Liuzhou OVM's products. Ms. Tang devotes all of her time to the affairs of the Company and its subsidiaries.

      MR. KWOK KWAN HUNG, aged 30, is the Director and Chief Financial Officer of the Company and is responsible for the Company's finance and taxation matters, as well as the overall accounting operations of the Company. Mr. Kwok obtained a bachelor's degree in Economics from the University of London and is an associate member of the Chartered Association of Certified Accountants. He joined Ernst & Young after graduation and worked as senior auditor until late 1992. From October 1992 to April 1996, he held the position of Finance Manager and Financial Controller for two Hong Kong listed companies. In April 1996, he joined Mascotte Industrial Associates (Hong Kong) Limited, a private company in Hong Kong, as the Finance Director. Mr. Kwok devotes approximately 40% of his time to the affairs of the Company and its subsidiaries.

      MR. WAN WAI ON, aged 23, is the Director and Corporate Secretary of the Company. Mr. Wan is a graduate of Rutgers University, New Brunswick, New Jersey where he received a Bachelors of Arts degree. Since graduation in May 1996, he has been employed as a general manager of a computer company based in Hong Kong. Mr. Wan devotes approximately 50% of his time to the affairs of the Company.


Executive Compensation
----------------------

      No director or executive officer has received compensation in excess of US$100,000 per year for each of the two years ended December 31, 1995 and 1996.

      Effective September 30, 1996, the Company entered into an Employment Agreement with Kwok Kwan Hung pursuant to which Mr. Kwok will serve as the Company's Chief Financial Officer. The contract is not for any specified term and Mr. Kwok is obligated to provide not less than 16 hours on a weekly basis to the Company. Mr. Kwok is being compensated at the rate of HK$10,000 (US$1,292) per month. The Company, except for Mr. Kwok, currently has no employment contracts with any of its officers and directors and maintains no retirement, fringe benefits or similar plans for the benefit of its officers and directors. Mr. Wu Guosen, Mr. Peng Fang and Ms. Tang Ziaoping, being officers of Liuzhou OVM, are eligible to participate in the retirement and pension fund established by Liuzhou OVM in the PRC. See following discussion under "Retirement and Pension Fund."

Cash Compensation
-----------------

      The following table shows, for each of the two years ended December 31, 1996, the cash and other compensation paid by the Company to its President and Chief Executive Officer. None of the executive officers of the Company had annual compensation in excess of US$100,000.

                           SUMMARY COMPENSATION TABLE

Name and                                           Other              All
Principal                                          Annual            Other
Position            Year    Salary   Bonus     Compensation(1) Compensation(2)
--------            ----    ------   -----     ------------    ------------

Ching Lung Po,      1996    $62,016   -0-          $ -0-              $ -0-
 Chairman,          1995    $62,016   -0-          $ -0-              $ -0-
 President, and
 CEO

Option Grants in Last Fiscal Year
---------------------------------

      The following table sets forth information with respect to the grant of options to purchase shares of Common Stock during the fiscal year ended December 31, 1996 to each person named in the Summary Compensation Table.

                  Number of       % of Total
                  Securities      Options/SARs
                  Underlying      Granted to       Exercise or
                  Options/SARs    Employees in     Base Price      Expiration
Name              Granted(#)      Fiscal Year      ($/Shares)      Date
----              ----------      -----------      ----------      ----------

Ching Lung Po        -0-               -0-              -0-             -0-

Option Exercises and Holdings
-----------------------------

      The following table sets forth information with respect to the exercise of options to purchase shares of Common Stock during the fiscal year ended December 31, 1996 to each person named in the Summary Compensation Table and the unexercised options held as of the end of the 1996 fiscal year.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES
--------------------------------------------------------------------------------
                                                   Number of
                                                   Securities     Value of
                                                   Underlying     Unexercised
                             Shares                Unexercised    in-the-Money
                             Acquired              Options/SARs   Options/SARs
                             on         Value      at FY-End (#)  at FY-End ($)
                             Exercise   Realized   Exercisable/   Exercisable/
      Name                   (#)        ($)        Unexercisable  Unexercisable
--------------------------------------------------------------------------------

Ching Lung Po                -0-          -0-          -0-           -0-
 President, Chief
 Executive Officer

Incentive and Non-qualified Stock Option Plan
---------------------------------------------

      The Board of Directors and a majority of the Company's shareholders adopted the Company's 1996 Stock Option Plan (the "Plan") on September 5, 1996.

      Under the Plan, the Company has reserved an aggregate of 1,000,000 shares of Common Stock for issuance pursuant to options granted under the Plan ("Plan Options"). The Board of Directors or a Committee of the Board of Directors (the "Committee") of the Company will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

      Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock, no more than five years after the date of the grant.

      The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee.

      The per Share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

      Officers, directors, key employees and consultants of the Company and its subsidiaries (if applicable in the future) will be eligible to receive Non-Qualified Options under the Plan. Only officers, directors and employees of the Company who are employed by the Company or by any subsidiary thereof are eligible to receive Incentive Options.

      All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee of the Company but is a member of the Company's Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or three months following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Internal Revenue Code of 1986, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

      The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefor (except in either case in the event of adjustments due to changes in the Company's capitalization), (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on September 4, 2006. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.

      As of October 1, 1997, no incentive stock options had been granted.

RETIREMENT AND PENSION FUND

      The Company does not currently have any retirement and pension fund program at the level of the parent Company, However, in accordance with the relevant government regulations in the PRC, Liuzhou OVM has participated in a central retirement and pension fund scheme. Mr. Wu Guosen, Mr. Peng Fang and Ms. Tang Ziaoping, being officers of Liuzhou OVM, are eligible to participate in the retirement and pension fund established by Liuzhou OVM in the PRC. The Company currently makes an annual contribution representing 19% of the total wages of employees to the retirement and pension fund out of which the pensions of the Company's retired workers are paid. Effective from January 1, 1993, Liuzhou OVM has internally implemented an additional retirement plan for its staff. Under this additional plan, the Company is required to contribute 5% of the total wages of the employees to the retirement plan. The aggregate pension costs incurred by the Company for each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 amounted to Rmb 1,870,000
(US$225,000),   Rmb  1,894,000  (US$228,000)  and  Rmb  1,254,476  (US$151,000),
respectively.

                             CERTAIN TRANSACTIONS

      On April 18, 1995, Kolcari Investments Limited (predecessor of ODL) and the Stock Company entered into a Joint Venture Contract (the "Contract"), pursuant to which such parties agreed to establish Liuzhou OVM as a joint venture limited liability company in accordance with the Laws of the PRC on Sino-Foreign Equity Joint Venture. The Contract provided that Liuzhou OVM's total initial registered capital of $4 million was to be contributed in assets and/or cash as follows: the Stock Company (30%) and Kolcari (70%).

      Pursuant to an agreement dated June 5, 1995 between Liuzhou OVM and the Stock Company (successor in interest to the Factory), operating assets and production facilities of the Factory valued at US$1,423,324, according to a valuation performed by the PRC State- approved assets valuer, were transferred to Liuzhou OVM. Of the total value of assets transferred into Liuzhou OVM, US$1,200,000 represented a capital contribution by the Stock Company for its 30% equity interest in Liuzhou OVM and the balance of US$223,325 was recorded as a loan to Liuzhou OVM. The remaining 70% of the issued capital is being provided by Kolcari through the contribution of cash in the approximate amount of US$2,800,000, of which US$1,960,000 had been paid as at December 31, 1996 with the balance to be due on March 31, 1997. Pursuant to a supplementary agreement entered into among ODL and the Stock Company on March 28, 1997, the due date for the last installment of US$840,000, representing 30% of Kolcari's share of capital was extended to December 31, 1997. The extension of the installment due date was requested by Kolcari (the Company's wholly-owned subsidiary, now known as ODL) because it was determined by the joint venture partners that the joint venture did not yet require the balance of Kolcari's capital contribution for the joint venture's operating requirements. In the event Kolcari defaults in the payment of its installment obligation, and such default continues for 30 days following written notice of default from the Stock Company (the PRC joint venture partner), the Stock Company may apply for revocation of the joint venture. However, if both parties to the joint venture agree to a further extension of the payment date, it can generally be expected that such extension will be approved by the governing regulatory authority. Management believes that Kolcari has sufficient funds available to it to permit it to meet its final installment obligation to the joint venture.

      Following the establishment of Liuzhou OVM, a series of comprehensive services, leases and assets transfer agreements were entered into between Liuzhou OVM and the Stock Company and its affiliates. A description of these agreements are set out below.

      A lease agreement dated June 5, 1995 between Liuzhou OVM and the Stock Company was commenced, pursuant to which the Stock Company agreed to lease land use rights with gross area of approximately 60,000 sq. meters, production plants and premises with a gross area of approximately 9,463 sq. meters and 22 transportation vehicles, to Liuzhou OVM. The lease regarding the land use rights, production plants and premises is for a term equal to the period of duration of Liuzhou OVM. The rental rate is renewable every three years with each increment capped below 10%. With respect to the leasing of the transportation vehicles, the initial lease term is for a period of three years from the date of the agreement. Pursuant to a supplementary agreement dated September 28, 1995, the aggregate cost of such rentals for each of the two years ended December 31, 1995 and 1996 was Rmb 300,000 (US$36,000). The rental rate and lease term for the year ended December 31, 1997 and subsequent years will be subject to further negotiation between the parties. The original agreement dated June 5, 1995 with respect to the rental rate and lease term is superseded by the supplementary agreement.

      Pursuant to a service agreement dated June 5, 1995, the Stock Company has agreed to provide Liuzhou OVM with water and electricity services. The service charge will depend on actual consumption by Liuzhou OVM and at a rate equal to that actually payable by the Stock Company. In addition, Liuzhou OVM has agreed that the Stock Company will provide Liuzhou OVM services including the provision of workers' dormitories, medical, recreational facilities and certain social and related services. The service charge for the provision of such social services will be adjusted for every three years with each increment capped below 10%.

      As provided under an agreement dated June 5, 1995 among Liuzhou OVM, the Stock Company and the heat treatment plant (the "Plant") wholly owned by the Stock Company, the Plant agreed to provide Liuzhou OVM heat treatment subcontracting services at a discount of 3-5% from the prevailing market rate. The aggregate subcontracting charges for each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 amounted to Rmb 3,958,000 (US$477,000) and Rmb 6,884,000 (US$829,000) and Rmb 2,809,000
(US$338,000), respectively.

      In accordance with an agreement dated June 5, 1995 and a supplementary agreement dated December 18, 1995 between Liuzhou OVM and the Stock Company, the Stock Company agreed to transfer its intangible assets including trademarks, patents, technology and know-how related to existing products and products under development to Liuzhou OVM at a total consideration of Rmb 8,000,000 (US$964,000) (the "Transfer Fee"). An annual royalty equal to 0.6% of the net sales (after deducting VAT) will be payable by Liuzhou OVM until the full Transfer Fee is settled. The royalty will be payable by Liuzhou OVM each year commencing January 1, 1997.

      In accordance with an agreement dated June 8, 1995 between Liuzhou OVM and the Stock Company, certain assets and liabilities and the business of the Stock Company were transferred to Liuzhou OVM commencing January 1, 1995. Under this agreement, Liuzhou OVM assumed the business of the Stock Company effective January 1, 1995.

      On November 4, 1996, the Company completed the acquisition of all of the capital stock interests of Kolcari Investments Limited (which thereafter changed its name to OVM Development Limited) in exchange for 8,800,000 shares of Common Stock of the Company. The shareholders of ODL, Hoi Wai Investments, Ltd., NJI No. 1 (A) Investment Fund, NJI No. 1 (B) Investment Fund, Nomura/Jarco East Asia Growth Fund, received 6,512,000 shares, 572,000 shares, 572,000 shares and 1,144,000 shares, respectively, of the Company pursuant to such acquisition. Such shareholders acquired their capital stock interests in ODL on August 17, 1995 for an aggregate cash consideration of US$2,000,000.

      In accordance with a supplementary agreement dated October 18, 1996 between Liuzhou OVM and the Stock Company, the Stock Company agreed to pay an annual service fee to Liuzhou OVM for the collection of the accounts receivable and other receivables (the "Receivables") injected into Liuzhou OVM by the Stock Company. The annual fee is calculated at 6.3% on the actual amount collected from the Receivables in any particular year.

      In addition, Liuzhou OVM undertakes a significant portion of its business with the Stock Company and its affiliate. For each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, Liuzhou OVM had sales amounting to approximately Rmb 2,292,000 (US$276,000), Rmb 33,000 (US$4,000) and nil, respectively, to Hong Kong Prestressed Engineering Limited, a company incorporated in Hong Kong, of which two of the Company's directors, Mr. Wan Ying Ling, and Mr. Wu Guo Sen, have a beneficial interest. In addition, Liuzhou OVM purchases and sells a significant portion of its raw materials to the Stock Company's affiliates. The amount of such sales and purchases were Rmb 2,192,000 (US$264,000) and Rmb 5,313,000 (US$640,000), respectively for the year ended  December  31,  1995  and Rmb  5,335,000  (US$643,000)  and Rmb  3,640,000
(US$439,000), respectively, for the year ended December 31, 1996 and Rmb 4,703,000 (US$577,000) and Rmb 533,000 (US$64,000), respectively for the six months ended June 30, 1997. In addition, during each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, Liuzhou OVM had sales of finished goods amounting to Rmb 66,093,000 (US$7,963,000), Rmb 2,903,000 (US$350,000) and nil, respectively, to Orient Prestress Company, Ltd., a company in which the Stock Company owns a 41% equity interest.

      Liuzhou OVM also leases certain plant and machinery to the Stock Company's affiliates, and for each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, a rental income of Rmb 924,000 (US$111,000), Rmb 684,000 (US$82,000) and nil, respectively, was received by Liuzhou OVM. At the same time, the Stock Company's affiliates also lease certain plant and machinery to Liuzhou OVM and a rental expense of Rmb 1,328,000 (US$160,000) and Rmb 964,000 (US$116,000) and Rmb 458,000 (US$55,000), respectively, was incurred by Liuzhou OVM for each of the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997.

                            PRINCIPAL SHAREHOLDERS


      The following table sets forth, as of the date hereof, certain information regarding the Company's Common Stock beneficially owned by (i) each shareholder known by the Company to be the beneficial owner of five (5%) percent or more of the Company's outstanding Common Stock, (ii) each of the Company's directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within sixty (60) days. As of the date hereof, there are 12,050,000 shares of Common Stock outstanding.


     Name and Address or              Amount and Nature of      Percentage
      Beneficial Owner               Beneficial Ownership(1)     of Class
      ----------------               -----------------------     --------

Hoi Wai Investments Limited               5,512,000(2)             45.7%
P.O. Box 116, Road Town
Tortola, British Virgin Islands

NJI No. 1 (A) Investment Fund               572,000(3)              4.8%
6 Battery Road #42-01 Singapore
049909, Republic of Singapore

NJI No. 1(B) Investment Fund                572,000(3)              4.8%
6 Battery Road #42-01n Singapore
049909, Republic of Singapore

Nomura/Jafco East Asia Growth Fund          1,144,000               9.5%
6 Battery Road #42-01 Singapore
049909, Republic of Singapore

Mr. Ching Lung Po                         6,512,000(2)             54.0%
Room 1015, Blck M. Telford Garden
Kowloon Bay, Hong Kong(4)

Mr. Wan Ying Lin                               -0-(2)                  -
Flat A, 26/F., Wing Po Mansion, 33
Fort Street, North Point, Hong Kong(5)

Li Kin Hang                              1,215,000(6)               9.2%
20/F King Jnin Mansion,
13-15 Yik Yam Street
Happy Valley, Hong Kong

Law Shun Ping                              826,200(7)               6.4%
86 Shun Ling Street
3/F San Po Kong,
Kowloon, Hong Kong

Officers and Directors as a group         6,512,000                54.0%
(8 persons)
______________________

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Includes 1,000,000 shares of capital stock directly owned by Mr. Ching Lung Po. The balance of 5,512,000 shares of capital stock indicated as held by Mr. Ching Lung Po and Mr. Wan Ying Lin are held on record by Hoi Wai Investments Limited. Mr. Ching has a 71.43% controlling interest in Hoi Wai Investments Limited and, accordingly, all of its shares have been attributed to Mr. Ching.

(3) All shares of capital stock held by NJI No. 1(A) Investment Fund and NJI No. 2(B) Investment Fund are held on record by Nomura International (Hong
      Kong) Limited, a nominee shareholder for NJI No. 1(A) Investment Fund and NJI No. 2(B) Investment Fund.

(4)   Mr. Ching Lung Po is Chairman of the Board and President of the Company.

(5)   Mr. Wan Ying Lin is a Director of the Company.

(6)   Includes 1,200,000 Warrant Shares.

(7)   Includes 816,000 Warrant Shares.


                        SALES BY SELLING SECURITY HOLDERS

      The following table sets forth the name of each Selling Security Holder, the amount of shares of Common Stock held directly or indirectly by each holder as of the date hereof, the amount of shares of Common Stock to be offered by each such holder, the amount of Common Stock to be owned by each such holder following sale of such shares of Common Stock and the percentage of shares of Common Stock to be owned by each such holder following completion of such offering. As of the date of this Prospectus, there are 12,050,000 shares of Common Stock of the Company outstanding.

                                                   Percentage      Shares
                        Number        Shares       be Owned        to be
Name of Selling        of Shares      to be          After       Owned After
Security Holder          Owned        Offered       Offering       Offering
---------------        ---------      -------      ----------    -----------

Cheng Ming Chuan     267,300 (1)    267,300 (1)       -0-             --
Feng Yun             259,200 (2)    259,200 (2)       -0-             --
Wu Li Qing           243,000 (3)    243,000 (3)       -0-             --
Luo Jian Yue         226,800 (4)    226,800 (4)       -0-             --
Li Jian Jiang        267,300 (5)    267,300 (5)       -0-             --
Xia Man Xin          251,100 (6)    251,100 (6)       -0-             --
Tian Yuan            234,900 (7)    234,900 (7)       -0-             --
Wu Qing Hua          259,200 (8)    259,200 (8)       -0-             --
Li Kin Hang        1,215,000 (9)  1,215,000 (9)       -0-             --
Lau Shun Ping        826,200(10)    826,200(10)       -0-             --
________________________

(1)   Includes 264,000 Warrant Shares underlying the Warrants.
(2)   Includes 256,000 Warrant Shares underlying the Warrants.
(3)   Includes 240,000 Warrant Shares underlying the Warrants.
(4)   Includes 224,000 Warrant Shares underlying the Warrants.
(5)   Includes 264,000 Warrant Shares underlying the Warrants.
(6)   Includes 248,000 Warrant Shares underlying the Warrants.
(7)   Includes 232,000 Warrant Shares underlying the Warrants.
(8)   Includes 256,000 Warrant Shares underlying the Warrants.
(9)   Includes 1,200,000 Warrant Shares underlying the Warrants.
(10)  Includes 816,000 Warrant Shares underlying the Warrants.

      In December 1996, the Company issued an aggregate of 50,000 shares of Common Stock for an aggregate consideration of $75,000 and Warrants to purchase 4,000,000 shares of Common Stock to the aforementioned investors in a private placement. The Warrants are exercisable at $3.00 per Warrant Share on or prior to December 23, 1998.

      The Company has undertaken to maintain the Registration Statement current for a period of not less than nine months from the effective date of the Registration Statement of which this Prospectus is a part in order that sales of shares of Common Stock may be made by the Selling Security Holders. The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Common Stock, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against civil liabilities including liabilities under the Securities Act of 1933. The Selling Security Holders have advised the Company that sales of shares of their Common Stock may be made from time to time by or for the accounts of the Selling Security Holders in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices.

                           DESCRIPTION OF SECURITIES

      The Company is currently authorized to issue up to 40,000,000 shares of Common Stock, $.0001 par value, of which 12,050,000 shares were outstanding as of the date of this Prospectus. No shares of Preferred Stock are presently authorized.

Common Stock
------------

      The Company is authorized to issue up to 40,000,000 shares of Common Stock, $.0001 par value per Share. Holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of any outstanding shares of Preferred Stock, the assets of the Company will be divided pro rata on a per Share basis among the holders of the Common Stock.

      Each share of Common Stock entitles the holders thereof, to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any Directors. The
By-Laws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a shareholders' meeting. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

Transfer Agent
--------------

      The  Transfer  Agent  for the  shares  of  Common  Stock  is CJB  Transfer
Services, 6312 South Fiddler's Green Circle, Suite 200-N, Englewood, Colorado 80111.

                          CERTAIN MARKET INFORMATION


      As of the date of this Prospectus, 12,050,000 shares of the Company's Common Stock are outstanding of which 8,850,000 shares will be "restricted securities," as such term is defined under the Securities Act of 1933, exclusive of the Common Stock to be sold pursuant to the Registration Statement of which this Prospectus is a part.

      In general, Rule 144 (as presently in effect), promulgated under the Act, permits a shareholder of the Company who has beneficially owned restricted shares of Common Stock for at least one year to sell without registration, within any three-month period, such number of shares not exceeding the greater of 1% of the then outstanding shares of Common Stock or, if the Common Stock is quoted on NASDAQ, the average weekly trading volume over a defined period of time, assuming compliance by the Company with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of Common Stock are held for at least two years by a person not affiliated with the Company (in general, a person who is not an executive officer, director or principal shareholder of the Company during the three-month period prior to resale), such restricted shares can be sold without any volume limitation. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Company's Common Stock.

                                  LEGAL MATTERS

      Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.

                                     EXPERTS

      The audited consolidated financial statements of the Company as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, certified public accountants, as set forth in their report thereon and included therein in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contracts or other documents identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                        Consolidated Financial Statements


                      OVM INTERNATIONAL HOLDING CORPORATION
                  (Formerly Intermark Development Corporation)

                                December 31, 1996

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                         Pages
                                                                         -----


OVM INTERNATIONAL HOLDING CORPORATION
(Formerly Intermark Development Corporation)

  Report of Independent Auditors                                          F-1

  Consolidated Balance Sheet                                              F-2

  Consolidated Statements of Income                                       F-3

  Consolidated Statements of Cash Flows                                   F-4

  Consolidated Statements of Changes in Shareholders' Equity              F-5

  Notes to Consolidated Financial Statements                          F-6 - F-20

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholders,
   OVM INTERNATIONAL HOLDING CORPORATION
   (Formerly Intermark Development Corporation)


      We have audited the accompanying consolidated balance sheet of OVM International Holding Corporation (the "Company") and its subsidiaries (the "Group") as of December 31, 1996, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OVM International Holding Corporation as of December 31, 1996 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with accounting principles generally accepted in the United States of America.








ERNST & YOUNG
Hong Kong
April 18, 1997

                      OVM INTERNATIONAL HOLDING CORPORATION
                  (Formerly Intermark Development Corporation)

               CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1996

                    (Amounts in thousands except share data)

                                                                         December 31,
                                                                        1996        1996
                                                             Notes       RMB         US$
                                                                    (Audited) (Unaudited)
ASSETS
Current assets:
  Cash and bank balances                                               22,526      2,714
  Accounts receivable, net of allowance of RMB3,076           4       104,924     12,641
  Inventories                                                 5        35,980      4,335
  Prepayments, deposits and other receivables,
    net of allowance of RMB1,253                              6        10,954      1,320
  Due from related parties                                   20        58,838      7,089
                                                                      -------    -------
Total current assets                                                  233,222     28,099
Property, machinery and equipment, net                        7        10,443      1,258
Deferred asset                                                8         1,833        221
Goodwill                                                      9         3,757        453
Intangible assets                                            10         3,248        391
Interest in an associated company                            11         4,866        586
                                                                      -------    -------
Total assets                                                          257,369     31,008
                                                                      =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Bank loans                                                 12        41,424      4,991
  Accounts payable                                                     78,246      9,427
  Advance payments by customers                                        11,547      1,391
  Other payables and accrued liabilities                               22,949      2,765
  Due to related parties                                     20         5,755        693
  Sales taxes payable                                                  10,952      1,320
                                                                     --------    -------
Total current liabilities                                             170,873     20,587
Long term loan from a related party                                     3,442        415
Minority interests                                                     24,726      2,979
                                                                     --------    -------
Total liabilities and minority interests                              199,041     23,981
                                                                     --------    -------
Commitments and contingencies                                14


Stockholders' equity:
  Common stock                                               15            10          1
  Authorized:
    40,000,000 shares, par value of US$0.0001 each
  Issued and fully paid:
    12,050,000 shares, par value of US$0.0001 each
  Additional paid-in capital                                 15        30,795      3,710
  Reserves                                                                405         49
  Retained earnings                                                    27,118      3,267
                                                                     --------    -------
Total stockholders' equity                                             58,328      7,027
                                                                     --------    -------

Total liabilities and stockholders' equity                            257,369     31,008
                                                                     ========    =======


                 The accompanying notes form an integral part of
                    these consolidated financial statements.
                                      F-2

                      OVM INTERNATIONAL HOLDING CORPORATION
                  (Formerly Intermark Development Corporation)

                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                    (Amounts in thousands except share data)


                                                                          Year ended December 31,
                                                    Notes           1995           1996          1996
                                                                     RMB            RMB           US$
Sales:
  Related parties                                                 70,577          9,477          1,142
  Others                                                          65,734        152,015         18,315

Sales tax                                                      (     550)             -              -
                                                               ---------      ---------       --------

Net sales                                                        135,761        161,492         19,457

Cost of sales,  including raw materials  purchased
   from  related  parties  of RMB  5,313  and  RMB
   4,203;  subcontracting  charges paid to related
   parties  of RMB  3,958  and RMB  6,884;  rental
   expenses  for  leasing  of plant and  machinery
   from related parties of RMB 2,538 and RMB 2,673
   in  1995  and  1996,   respectively                         (  81,331)     ( 101,007)      ( 12,170)
                                                               ---------      ---------       --------

Gross profit                                                      54,430         60,485          7,287

Selling and administrative expenses                            (  26,472)     (  31,342)      (  3,776)

Provision for bad debt expense                                         -      (   4,329)      (    521)

Interest expense                                               (   7,612)     (   6,140)      (    740)

Other income                                                         662          3,536            426

Foreign exchange gains/(losses), net                                 864      (      24)      (      3)

Reorganization expenses                                   17           -      (   2,547)      (    307)
                                                               ---------      ---------       --------

Income before income taxes                                        21,872         19,639          2,366

Income taxes                                              13           -              -              -
                                                               ---------      ---------       --------

                                                                  21,872         19,639          2,366

Share of profit of an associated company                               -            157             19
                                                               ---------      ---------       --------

Net income before minority interests                              21,872         19,796          2,385

Minority interests                                            (    7,496)     (   7,030)      (    847)
                                                               ---------      ---------       --------

Net income                                                        14,376         12,766          1,538
                                                               =========      =========       ========

Earnings per share                                       3(j)       1.51           1.06           0.13
                                                               =========      =========       ========



                 The accompanying notes form an integral part of
                    these consolidated financial statements.

                      OVM INTERNATIONAL HOLDING CORPORATION
                  (Formerly Intermark Development Corporation)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                             (Amounts in thousands)

                                                          Year ended December 31,
                                                       1995        1996       1996
                                                        RMB         RMB         US$
                                                     (Audited)   (Audited)  (Unaudited)
Cash flows from operating activities:
  Net income                                           14,376     12,766      1,538
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Minority interests                                7,496      7,030        847
      Share of profit from an associated company         --         (157)       (19)
      Depreciation                                      2,107      1,401        169
      Amortization of goodwill                            135        135         16
      Amortization of intangible assets                   116        116         14
      Interest expense                                    437        494         60
      Currency translation adjustments                   --          405         49
  Decrease/(increase) in assets:
    Accounts receivable                               (16,508)   (77,070)    (9,286)
    Inventories                                         4,269      8,297      1,000
    Prepayments, deposits and other receivables       (12,059)     8,920      1,075
    Due from related parties                          (16,596)     7,617        918
    Deferred asset                                      1,149      2,153        259
  Increase/(decrease) in liabilities:
    Accounts payable                                   12,623     43,694      5,264
    Advance payments by customers                         998      7,996        963
    Other payables and accrued liabilities             (8,772)     4,423        533
    Due to related parties                             (4,748)    (3,517)      (424)
    Sales taxes payable                                   362     10,590      1,276
                                                      -------    -------    -------
Net cash provided by/(used in) operating activities   (14,615)    35,293      4,252
                                                      -------    -------    -------
Cash flows from investing activities:
  Acquisition of property, machinery and equipment       (701)    (1,152)      (139)
  Net cash acquired on acquisition of a subsidiary     13,988       --         --
                                                      -------    -------    -------

Net cash provided by/(used in) investing activities    13,287     (1,152)      (139)
                                                      -------    -------    -------
Cash flows from financing activities:
  Repayment of bank loans                              (9,040)   (12,546)    (1,512)
  Proceeds from issue of shares                        29,762        621         75
  Repayment of long term loan from a related party     (3,202)   (16,280)    (1,961)
                                                      -------    -------    -------

Net cash provided by/(used in) financing activities    17,520    (28,205)    (3,398)
                                                      -------    -------    -------

Net increase in cash and cash equivalents              16,192      5,936        715
Cash and cash equivalents, at beginning of year           398     16,590      1,999
                                                      -------    -------    -------

Cash and cash equivalents, at end of year              16,590     22,526      2,714
                                                      =======    =======    =======


                 The accompanying notes form an integral part of
                    these consolidated financial statements.

                      OVM INTERNATIONAL HOLDING CORPORATION
                  (Formerly Intermark Development Corporation)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                    (Amounts in thousands except share data)



                                           Number                                             Retained
                                     of shares of             Additional       Currency      earnings/
                                     common stock    Common      paid-in    translation   (accumulated
                                      outstanding     stock      capital    adjustments        losses)    Total
                                          (Note 1)      RMB          RMB            RMB            RMB     RMB

Balance at January 1, 1995             5,866,667          5            414         -         (   24)       395

Issue of 2,933,333 shares of
  common stock                         2,933,333          2         29,760         -               -     29,762

Net income                                     -          -              -         -          14,376     14,376
                                      ----------         --         ------        ---         ------     ------

Balance at December 31, 1995           8,800,000          7         30,174         -          14,352     44,533

Shares of common stock owned
  by the then existing shareholders
  of the Company at the date of
  Reverse Acquisition                  3,200,000          3              -         -               -          3

Issue of 50,000 shares of common
  stock, par value US$0.0001 per
  share, at US$1.50 per share             50,000          -            621         -               -        621

Net income                                     -          -              -         -          12,766     12,766

Currency translation adjustments               -          -              -       405               -        405
                                      ----------         --         ------       ---          ------     ------

Balance at December 31, 1996          12,050,000         10         30,795       405          27,118     58,328
                                      ==========         ==         ======       ===          ======     ======























                              The accompanying notes form an integral part of
                                  these consolidated financial statements.

                      OVM INTERNATIONAL HOLDING CORPORATION
                  (Formerly Intermark Development Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (Amounts in thousands)

1.    ORGANIZATION AND PRINCIPAL ACTIVITIES

            OVM International Holding Corporation (the "Company") was formerly known as Intermark Development Corporation ("IDC") which was incorporated in the State of Nevada, the United State of America.

            OVM Development Limited ("ODL") was formerly known as Kolcari Investments Limited ("Kolcari") which was incorporated in the British Virgin Islands on May 3, 1994 with limited liability.

            In 1995, Kolcari entered into an agreement with Liuzhou OVM Joint Stock Company Limited (the "JV Partner"), which was incorporated in the People's Republic of China (the "PRC") and was principally engaged in the manufacture and sale of prestress products used in the construction of motorways, bridges and buildings, to set up a Sino-foreign equity joint venture (the "JV") in the PRC under the name of Liuzhou OVM Construction Machinery Company Limited.

            As provided in the joint venture agreement, the total investment for the JV is US$6,000 (RMB51,000) which includes a registered capital of US$4,000 (RMB34,000). The JV Partner transferred part of its property, machinery and equipment, valued at US$1,423 (RMB12,098) by a PRC valuer as at January 31, 1995, to the JV as contribution of 30% of the issued capital and a loan of US$223 (RMB1,898). The remaining assets and liabilities of the JV Partner as at December 31, 1994, other than investments in subsidiaries, joint ventures and the remaining property, machinery and equipment, were also transferred to the JV as a loan by the JV Partner. In addition, the business operations of the JV Partner were taken up by the JV. The remaining 70% of the issued capital were provided by Kolcari by the contribution of cash of US$2,800 (RMB23,800). Accordingly, Kolcari has a controlling interest in the JV through a majority voting interest of 70%.

            The above capital injection is to be settled by installments. As at December 31, 1996, 70% of Kolcari's share capital was due and paid. The last installment of 30% of Kolcari's share of capital was originally due on March 31, 1997. Pursuant to a supplement agreement entered into among Kolcari and the JV Partner on March 28, 1997, the due date of the last installment of 30% of Kolcari's share of capital was extended to December 31, 1997.

             The net income of the JV after provision for income taxes and appropriations to various statutory and discretionary reserves will be shared by the Company and the JV Partner according to their respective percentage of equity interests. The term of the JV is 30 years. The JV was principally engaged in the manufacture and sale of prestress products used in the construction of motorways, bridges and buildings.

            Pursuant to an agreement between Kolcari and the JV Partner, the assets and liabilities and the business of the JV Partner are deemed to have been transferred to the JV on January 1, 1995. Such agreement has been approved by the relevant government authorities in the PRC. The financial statements have been prepared under the purchase method as if the business, assets and liabilities of the JV Partner as described above had been transferred to the JV on January 1, 1995. The goodwill acquired is amortised over 30 years using the straight line method.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Amounts in thousands except share data)


1.    ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)

            On September 30, 1996, IDC changed its name to OVM International Holding Corporation.

            With effect on November 4, 1996, pursuant to an acquisition agreement (the "Agreement") among the Company and ODL and the then shareholders of ODL, the Company issued 8,800,000 shares of its common stock to the original shareholders of ODL in exchange for all the issued ordinary shares of ODL.

            The above transactions have been treated as a recapitalization of ODL with ODL as the acquirer (the "Reverse Acquisition"). Accordingly, the historical financial statements of the Group prior to November 4, 1996 are those of ODL except for share capital which represents that of the Company immediately after the Reverse Acquisition.

            On August 17, 1995, 25,000 shares were issued for cash by ODL in addition to the 50,000 shares, then issued and fully paid. Such issue was reflected in the historical financial statements of the Group and was presented as if the same portion of shares, i.e. 2,933,333 shares after the Reverse Acquisition, were issued by the Company. Accordingly, the pro forma number of shares of common stock at January 1, 1996 was 8,800,000 shares (as adjusted for the Reverse Acquisition), of which 5,866,667 shares and 2,933,333 shares were attributable to the 50,000 shares of ODL outstanding as at January 1, 1995 and 25,000 shares issued by ODL on August 17, 1995, respectively.


2.    BASIS OF PRESENTATION

            The consolidated financial statements of the Group included the accounts of the Company and its subsidiaries as if the Reverse Acquisition as set out in note 1 to these consolidated financial statements had been completed prior to January 1, 1995.

            The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). This basis of accounting differs from that used in the statutory financial statements of the JV which are prepared in accordance with the accounting principles and the relevant financial regulations established by the Ministry of Finance of the PRC.

            The principal adjustments made to the statutory financial statements of the JV to conform to US GAAP include the following:

      .     Allowance for doubtful accounts and other receivables;

      . Depreciation expense for property, machinery and equipment to more accurately reflect the economic useful lives of these assets;

      . Reclassification of certain expense items from equity appropriations to charges against income; and

      . Recognition of sales and cost of sales upon delivery to the customers.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Amounts in thousands)


2.    BASIS OF PRESENTATION (continued)

            The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            The consolidated financial statements include the financial statements of the Company and the JV. The results of the JV are consolidated from the deemed acquisition date of January 1, 1995. All material intercompany balances and transactions have been eliminated on consolidation.


3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   Cash and cash equivalents

                  Cash  and cash  equivalents  include  cash on hand and  demand deposits with banks with an original maturity of less than three months.

      (b)   Inventories

                  Inventories  are stated at the lower of cost and market value.
            Cost is determined on the weighted average basis and in the case of work in progress and finished goods, comprises direct materials, direct labor and an appropriate proportion of overheads.

      (c)   Property, machinery and equipment

                  Property,  machinery  and  equipment  are  stated at cost less accumulated depreciation.

                  Depreciation  is  calculated  on the  straight-line  method to write off the cost of each asset over its estimated useful life. The principal annual rates used for this purpose are as follows:

            Buildings                                   8.4%
            Plant and machinery                         12 %

      (d)   Goodwill

                  Goodwill is  amortized  over 30 years using the  straight-line method.

      (e)   Intangible assets

                  Intangible assets which represent  proprietary  technology and trademarks are stated at cost less accumulated amortization which is calculated on the straight-line basis over the estimated useful life of 30 years.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Amounts in thousands)


3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

       (f)  Associated company

                  An associated company is a company, not being a subsidiary, in which the Group exerts significant influence.

                  The Group's share of the associated company's post-acquisition results is included in the consolidated statements of income under the equity method of accounting. The Group's investment in the associated company is stated at cost plus the Group's share of the associated company's post-acquisition results and capital transactions.

      (g)   Revenue recognition

                  Sales  represent the invoiced  value of goods,  net of returns and allowances, recognized upon delivery of goods to customers.

      (h)   Income taxes

                  Income  taxes are  determined  under the  liability  method as required by Financial Accounting Standards Board Statement No.109, "Accounting for Income Taxes".

      (i)   Foreign currency translation


                  The  functional  currency of the  operations in the PRC is the
            RMB. The accounts of foreign operations are prepared in their functional currency which is their respective local currency and translated into RMB, using the closing rate method. Under the closing rate method, the balance sheet of foreign operations is translated using the rate of exchange at the closing date and the statement of income is translated at the average rate of the period. Resulting translation adjustments are reported as a separate component of equity.

                  The financial records of the JV are maintained in Renminbi.


                  In preparing  these  financial  statements,  foreign  currency transactions have been translated into Renminbi using the Exchange Rates. Monetary assets and liabilities denominated in foreign currencies have been translated into Renminbi using the Exchange Rates at the balance sheet date. The exchange gains or losses were credited or charged to the statement of income.

                  The market risks associated with changes in exchange rates and the restrictions over the convertibility of Renminbi into foreign currencies are discussed in note 18.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (Amounts in thousands except share data)


3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      (i)   Foreign currency translation (continued)

                  Translation  of amounts from RMB into US$ for the  convenience of the reader has been made at the Exchange Rate as quoted by the People's Bank of China on June 30, 1997 of US$1.00 = RMB8.30. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate on December 31, 1996 or at any other date.


      (j)   Earnings per share

                  The  computation  of primary  earnings  per share for the year ended December 31, 1996 is based on the weighted average number of common stock outstanding of 12,002,186. Common stock equivalents (stock warrants) outstanding have not been included, as the computation would not be dilutive.

                  For the year ended  December  31, 1995,  primary  earnings per share is based on a weighted average number of 9,512,329 shares of common stock outstanding as if the Reverse Acquisition had been completed at the beginning of the year.



4.    ACCOUNTS RECEIVABLE, NET
                                                                December 31,
                                                                        1996
                                                                         RMB

      Accounts receivable                                            108,000
      Less allowance for doubtful accounts                         (   3,076)
                                                                   ---------

      Accounts receivable, net                                       104,924
                                                                   =========



      Allowance for doubtful accounts of RMB3,076 was provided in 1996 (1995:
      nil).

                     OVM INTERNATIONAL HOLDING CORPORATION
                  (Formerly Intermark Development Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (Amounts in thousands)


5.  INVENTORIES
                                                                   December 31,
                                                                           1996
                                                                            RMB

      Raw materials                                                      11,917
      Work in progress                                                   11,891
      Finished goods                                                     12,172
                                                                         ------
                                                                         35,980
                                                                         ======


6.  PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES, NET
                                                                   December 31,
                                                                           1996
                                                                            RMB

      Prepayments, deposits and other receivables                        12,207
      Less allowance for doubtful accounts                              ( 1,253)
                                                                         ------
      Prepayments, deposits and other receivables, net                   10,954
                                                                         ======

    Allowance for doubtful accounts of RMB1,253 was provided in 1996 (1995:nil).


7.  PROPERTY, MACHINERY AND EQUIPMENT, NET
                                                                   December 31,
                                                                           1996
                                                                            RMB

      At cost:
        Buildings                                                         4,221
        Plant and machinery                                               9,730
                                                                         13,951
      Accumulated depreciation:
        Buildings                                                           571
        Plant and machinery                                               2,937
                                                                          3,508
                                                                         ------
      Property, machinery and equipment, net                             10,443
                                                                         ======

      The buildings are located in the PRC and the land where the buildings are situated is State-owned.

                     OVM INTERNATIONAL HOLDING CORPORATION
                  (Formerly Intermark Development Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (Amounts in thousands)


8.    DEFERRED ASSET

            This represents the deemed value-added tax ("VAT") recoverable arising from the introduction of the new PRC sales tax system on July 1, 1993 which was fully implemented from January 1, 1994. Pursuant to a directive issued by the Ministry of Finance and the State Tax Bureau, the deferred VAT can be used to offset against the sales tax payable within a period of five years from January 1, 1995 such that, in general, 20% of the deferred asset can be utilized each year. The title to the deemed VAT recoverable was passed by the JV Partner to the JV on January 1, 1995 as discussed in note 1.


9.    GOODWILL
                                                                   December 31,
                                                                           1996
                                                                            RMB

      Cost                                                                4,027
      Accumulated amortization                                           (  270)
                                                                          -----

                                                                          3,757
                                                                          =====


10.   INTANGIBLE ASSETS
                                                                   December 31,
                                                                           1996
                                                                            RMB

      Cost                                                                3,480
      Accumulated amortization                                           (  232)
                                                                          -----
                                                                          3,248
                                                                          =====


11.   INTEREST IN AN ASSOCIATED COMPANY
                                                                   December 31,
                                                                           1996
                                                                            RMB

      Unlisted shares, at cost                                            4,709
      Share of post-acquisition profits                                     157
                                                                          -----
                                                                          4,866
                                                                          =====

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (Amounts in thousands)

11.   INTEREST IN AN ASSOCIATED COMPANY (continued)

            The associated company, OVM Prestress Co. Pte. Ltd, is a limited company incorporated in the Republic of Singapore with a registered capital of US$1,000 on December 11, 1993, 50% of which equity shareholding is held by the Group.


12.   BANK LOANS

            All bank loans are denominated in Renminbi and are unsecured except for amounts of RMB30,924 which are secured by the pledge of the land use right of a certain portion of the land where the factory premises of the JV are located and by certain plant and machinery held by the JV and the JV Partner. All bank loans are repayable within one year but are renewable with the consent of the banks.

            Interest on bank loans is payable at the weighted average rate of 12.6% per annum as of December 31, 1996.


13.   INCOME TAXES

            It is management's intention to reinvest all the income attributable to the Company earned by its PRC operations as at December 31,1996. Accordingly, no United States corporate income taxes have been provided in these financial statements.

            Under the current BVI laws, dividends and capital gains arising from BVI's investment are not subject to income taxes and no withholding tax is imposed on payments of dividends by the Company.

            Pursuant to an approval issued by the State Tax Bureau of the Liuzhou City dated July 22, 1996, the income of the JV is fully exempted from income tax for three years commencing from the first profitable year of operations followed by a 50% exemption for the next four years, after which the income is taxable at the full rate of 30%. No income tax is provided, as this is the second profitable year of operation of the JV. The tax savings resulting from this tax holiday for the year ended December 31, 1995 and 1996 amounted to RMB 7,336 and RMB 5,785 (RMB0.77 and RMB0.48 per share), respectively.

            The Company's share in the undistributed earnings of the Company's foreign subsidiaries amounted to RMB26,670 at December 31, 1996. Because those earnings are considered to be indefinitely invested, no provision for United States corporate income taxes on those earnings has been provided. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to United States corporate income taxes. Unrecognized deferred United States corporate income tax in respect of these undistributed earnings as at December 31, 1996 was RMB9,068.

            No deferred income taxes have been provided as the effect of all temporary differences is not material.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Amounts in thousands except share data)


14.   COMMITMENTS AND CONTINGENCIES

            As  of  December  31,  1996,  the  Group  had  outstanding   capital
      commitments for purchases of equipment, land and staff quarters of approximately RMB1,198.


15.   COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

            As of November 4, 1996, 3,200,000 shares of common stock of US$0.0001 each were outstanding to the then existing shareholders of the Company and as of the same day, 8,800,000 shares of common stock of US$0.0001 were allotted to the then shareholders of ODL pursuant to the Reverse Acquisition set out in note 1 to the consolidated financial statements.

            On December 16, 1996, 50,000 shares of common stock, par value US$0.0001, were issued for cash at US$1.50 per share. For each of the 50,000 shares of common stock issued, the subscriber was allotted a total of 80 stock purchase warrants, each of which is convertible into one share of common stock, par value US$0.0001 (see note 16).

            On August 17, 1995, 25,000 shares were issued for cash by ODL in addition 50,000 shares, then issued and fully paid. Such issue was reflected in the financial statements of the Group and was presented as if the same portion of shares were issued by the Company.



16.   STOCK OPTIONS AND STOCK PURCHASE WARRANTS

            The Company adopted a stock option plan (the "Plan") as of September 4, 1996. The Plan allows the Board of Directors, or a committee thereof at the Board's discretion, to grant stock options to officers, directors, key employees, consultants and affiliates of the Company. The aggregate number of shares of common stock reserved for issuance upon exercise of the options granted under the Plan shall be 1,000,000 shares. Pursuant to the Plan, the exercise price shall in no event be less than the fair market value of the shares of common stock at the date of grant. As at December 31, 1996, no stock options have been granted under the Plan.

            The Company has issued 4,000,000 stock purchase warrants in connection with the issuance of 50,000 shares of common stock as detailed in note 15. Each of the warrants is convertible into one share of the Company's common stock at an exercise price of US$4.00 per warrant on or prior to December 23, 1997 and US$5.00 per warrant thereafter. All the stock purchase warrants remained outstanding at the date of preparation of these financial statements.

17.   REORGANIZATION EXPENSES

            Concurrent with the Reverse Acquisition set out in note 1 to the consolidated financial statements, reorganization expenses represented by professional and consultancy fees were incurred which reduced net income by RMB2,547.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Amounts in thousands)


18.   FOREIGN CURRENCY EXCHANGE

            The Renminbi is not freely convertible into foreign currencies.

            From April 1995, the National Foreign Exchange Trading Center in Shanghai (the "exchange center") commenced operations. Enterprises operating in the PRC can enter into exchange transactions at the exchange center through the Bank of China or other authorized institutions. Payments for imported materials are subject to the availability of foreign currency, which is dependent on the foreign currency denominated earnings of the enterprises, or must be arranged through the exchange center. Approval for exchange at the exchange center is granted to enterprises in the PRC for valid reasons such as purchases of imported materials and remittance of earnings. While conversion of Renminbi into United States dollars or other foreign currencies can generally be effected at the exchange center, there is no guarantee that it can be effected at all times. At December 31, 1996, RMB43,330 of the Group's shareholders' equity was subject to exchange conversion restriction.

            The exchange rates as of December 31, 1995 and 1996 were:

                                                December 31,
                                          1995              1996

      United States dollars ("US$")       US$1 : RMB8.32    US$1 : RMB8.30
      Singapore dollars ("S$")            N/A               S$1 : RMB5.83


19.   RETIREMENT PLANS

            The Company does not have any retirement plans while the JV has a defined contribution retirement plan for its staff. As stipulated by the PRC government regulations, the JV is required to contribute to PRC insurance companies organized by the PRC government which are responsible for the payments of pension benefits to retired staff. The monthly contribution of the JV was equal to 19% of the basic salaries of the staff. The pension costs incurred by the JV during the years ended December 31, 1995 and 1996 amounted to RMB 1,350 and RMB1,410, respectively.

            Moreover, the JV has internally implemented an additional defined contribution plan for its staff. As a start-up fund for the plan, the JV contributed an amount for each staff member according to the number of years of service. In addition, the JV has to contribute 5% of the monthly basic salaries. On retirement, the staff members are entitled to a lump sum payment in respect of the previous contributions. The pension costs incurred by the JV for the additional plan during the years ended December 31, 1995 and 1996 amounted to RMB520 and RMB484, respectively.

            The JV has no obligation for the payment of pension benefits beyond the annual contributions described above.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Amounts in thousands)


20.   RELATED PARTY TRANSACTIONS

            A significant portion of the business undertaken by the Group during the years has been effected with other State-owned enterprises in the PRC and on such terms as determined by the relevant PRC authorities. All these transactions including the transactions summarized in this note represent realized revenues and expenses to the Group.

            After the commencement of operation of the JV in 1995, the JV partner became an investment holding company and engaged in the trading of building and construction materials, import and export of construction equipment, other than prestressing equipment, from China, construction design and consultation services which are in different segments from the products and services provided by the JV. The JV partner remains a
      State-owned  enterprise  which is  majority  owned by the  Mechanical  and
      Electrical   Industrial  Bureau  of  the  Liuzhou  City  Government.   The
      significant transactions of the Group with the JV Partner and its subsidiaries are summarized below:

                                                                   Year ended
                                                                  December 31,
                                                              1995          1996
                                                               RMB           RMB
      The JV Partner:

         Rental expenses for leasing of land and buildings,
             plant and machinery and motor vehicles          1,210         1,709
         Debt collecting services income                         -         1,305
                                                            ======        ======


      The subsidiaries of the JV Partner:

         Rental income from leasing of plant and machinery     924           684
         Sales of raw materials                              2,192         5,335
         Purchases of raw materials                          5,313         3,640
         Sales of finished goods                                 -         1,206
         Subcontracting charges                              3,958         6,884
                                                            ======        ======


            In addition, the Group had significant transactions with associated companies of the JV Partner, as summarized below:

                                                                   Year ended
                                                                  December 31,
                                                              1995          1996
                                                               RMB           RMB

      Purchases of raw materials                                 -           563
      Sales of finished goods                               66,093         2,903
      Rental expenses for leasing of plant and machinery     1,328           964
                                                            ======        ======

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Amounts in thousands)


20.   RELATED PARTY TRANSACTIONS (continued)

            During the years ended December 31, 1995 and 1996, the Group had sales amounting to RMB2,292 and RMB33 respectively to Hong Kong Prestressed Engineering Limited ("HK Prestress"), a company incorporated in Hong Kong, of which two of the Company's directors, Mr. Guo Sen Wu and Mr. Ying Lin Wan, have a beneficial interest.


            The amounts due from/to and loan to related parties are as follows:

                                                                    December 31,
                                                                            1996
                                                                             RMB

      Due from related parties:

        Subsidiaries of the JV Partner                                    29,183
        Associated companies of the JV Partner                            18,932
        HK Prestress                                                       2,899
        JV Partner                                                         7,824
                                                                          ------

                                                                          58,838
                                                                          ======

      Due to related parties:
        Subsidiaries of the JV Partner                                     4,786
        Current portion of long term loan from the JV Partner                969
                                                                          ------

                                                                           5,755
                                                                          ======


      Long term portion of long term loan from JV Partner                  3,442
                                                                          ======


            All balances with related parties are unsecured, interest-free and repayable on demand except for the long-term loan from the JV Partner which is repayable by annual installments calculated at 0.6% of the gross sales before VAT of each year commencing January 1, 1997 and has been discounted at an effective annual interest rate of 12.6%.

            As at December 31, 1996, the Group's accounts receivable and other receivables of RMB8,147 and RMB1,003, respectively, which were acquired by the Group through an acquisition of a subsidiary in 1995, were transferred back to the JV Partner at book value.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Amounts in thousands)


21.   SUPPLEMENTAL CASH FLOW INFORMATION

                                                                  Year ended
                                                                 December 31,
                                                             1995           1996
                                                              RMB            RMB

      Interest paid                                         9,236          7,336
                                                            ======        ======


      Income taxes paid                                         -              -
                                                            ======        ======


                                                                      Year ended
                                                                    December 31,
                                                                            1995
                                                                             RMB

      ACQUISITION OF A SUBSIDIARY

      Fair value of net assets acquired:
          Cash                                                            20,000
          Accounts receivable, net                                        19,493
          Inventories                                                     48,546
          Prepayments, deposits and other receivables                     13,527
          Due from subsidiaries of the JV Partner                         17,556
          Due from related parties                                        28,890
          Property, machinery and equipment, net                          12,098
          Deferred asset                                                   5,135
          Intangible assets                                                3,480
                                                                         -------
                                                                         168,725

          Short term bank loans                                           43,650
          Accounts payable                                                21,929
          Advance payments by customers                                    2,553
          Other payables and accrued liabilities                          27,298
          Due to subsidiaries of the JV Partner                            8,422
          Due to related parties                                           5,598
          Long term bank loans                                            19,360
          Long term loan from the JV Partner                              30,790
          Minority interests                                               7,140
                                                                         -------
                                                                           1,985
        Goodwill                                                           4,027
                                                                         -------

                                                                           6,012
                                                                         =======

        Discharged by cash                                                 6,012
                                                                         =======

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              (Amounts in thousands)


21.   SUPPLEMENTAL CASH FLOW INFORMATION (continued)

      NON-CASH ACTIVITIES


            In 1996,  a  prepayment  of RMB4,709  brought  forward from 1995 was
      reclassified   as  interest  in  an  associated   company  on  the  formal
      establishment of the associated company.

            As set out in note 1 to these consolidated financial statements, with effect as of November 4, 1996, the Company issued 8,800,000 shares of its common stock to the original shareholders of ODL in exchange for all the issued ordinary shares of ODL.

            As at December 31, 1996, the Group's accounts receivable and other receivables of RMB8,147 and RMB1,003, respectively, which were acquired by the Group through an acquisition of a subsidiary in 1995, were transferred back to the JV Partner at book value.


22.   FINANCIAL INSTRUMENTS

            The carrying amounts reported in the Group's balance sheet for current assets and current liabilities, except for bank loans, qualifying as financial instruments approximate their fair values because of the short maturity of such instruments. The carrying amounts of bank loans approximate their fair value based on the borrowing rates currently available for bank loans with similar terms and average maturities.


23.   NATURE OF OPERATIONS AND CONCENTRATION OF RISK

            The Group manufactures and sells substantially all prestress products used in the construction of motorways, bridges and buildings in the PRC. Accordingly, the credit risk arising from accounts receivable of the JV is concentrated on the PRC government which is usually the initiator of these large scale capital projects.

            The PRC economy has, for many years, been a centrally-planned economy, operating on the basis of annual, five-year and ten-year state plans adopted by central PRC governmental authorities which set out national production and development targets. The PRC government has been pursuing economic reforms since it first adopted its "open-door" policy in 1978. There is no assurance that the PRC government will continue to pursue economic reforms or that there will not be any significant change in its economic or other policies, particularly in the event of any change in the political leadership of, or the political, economic or social conditions in, the PRC. There is also no assurance that the Group will not be adversely affected by any such change in governmental policies or any unfavourable change in the political, economic or social conditions, the laws or regulations or the rate or method of taxation in the PRC.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (Amounts in thousands except per share data)


23.   NATURE OF OPERATIONS AND CONCENTRATION OF RISK (continued)

            As many of the economic reforms which have been or are being implemented by the PRC government are unprecedented or experimental, they may be subject to adjustment or refinement which may have adverse effects on the Group. Further, through state plans and other economic and fiscal measures, it remains possible for the PRC government to exert significant influence on the PRC economy.

            In 1995 and 1996, the Group sold finished goods of RMB66,093 and RMB2,903 respectively to Orient Prestress which accounted for 49% and 2% of the total sales of the Group during the year. Orient Prestress was formed by the JV Partner with some PRC parties in the industry of prestress engineering. Contracts for prestress projects are entered into by Orient Prestress with the ultimate customers. In turn, Orient Prestress purchases all the required products from the Group. As at December 31, 1996, the Group had a receivable of RMB15,976 from Orient Prestress.

            In 1996, the Group made  purchases of steel wire of  RMB38,861(1995:
      nil) from Jiang Yin Huaxin Steel Cable Co. Ltd. representing 50 % of total purchases for the year and sales of steel wire of RMB32,137 (1995: nil) and RMB12,756 (1995: nil) to two of its customers, Kunming Futong Trading Company and Panyu Bridge Development and Construction Group Company, respectively, representing 20% and 7.9% of total sales for the year, respectively.


24.   DISTRIBUTION OF PROFITS

            The Company's ability to pay dividends is primarily dependent on the Company receiving distributions from its PRC subsidiary, the JV.

            Pursuant to the relevant laws and regulations of sino-foreign joint venture enterprises, and the JV's articles of association, the JV is required to make appropriations to a general reserve fund, an enterprise development fund and an employee welfare and incentive fund, in which the percentage of annual appropriations are subject to the decision of the JV's board of directors. The appropriations to the employee welfare and incentive fund have been charged to the statement of income. The other appropriations, if any, are accounted for as reserve funds in the balance sheet and are not available for distribution as dividends to the joint venture partners of the JV. No appropriations to the reserve funds except for the employee welfare and incentive fund were made by the JV for 1995 and 1996 as determined by its board of directors.

            As described in note 2 to the consolidated financial statements, the net income of the JV as reported in the US GAAP financial statements differ from those as reported in the JV's statutory financial statements. In accordance with the relevant laws and regulations in the PRC, the profits available for distribution are based on the statutory financial statements of the JV. At December 31, 1996, the Group's share in the JV's distributable profits amounted approximately to RMB 26,670.

                       OVM INTERNATIONAL HOLDING CORPORATION
                   (Formerly Intermark Development Corporation)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (Amounts in thousands except per share data)


25.   SUBSEQUENT EVENT (UNAUDITED)

      On June 27, 1997, the board of directors reduced the exercise price of the stock purchase warrants referred in Note 16 to US$3.00 per warrant exercisable on or prior to December 23, 1998.

              Condensed Unaudited Consolidated Financial Statements


                      OVM INTERNATIONAL HOLDING CORPORATION

                                  June 30, 1997

                      OVM INTERNATIONAL HOLDING CORPORATION

         INDEX TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


                                                                         Pages
                                                                         -----

Condensed Consolidated Balance Sheets                                F-23 - F-24

Condensed Consolidated Statements of Income                              F-25

Condensed Consolidated Statements of Cash Flows                          F-26

Notes to Condensed Consolidated Financial Statements                 F-27 - F-34

                      OVM INTERNATIONAL HOLDING CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    AS OF DECEMBER 31, 1996 AND JUNE 30, 1997

                             (Amounts in thousands)

                                                                December 31,       June 30,      June 30,
                                                      Notes            1996           1997          1997
                                                                        RMB            RMB           US$
                                                                   (Audited)    (Unaudited)   (Unaudited)
ASSETS
Current assets:
    Cash and bank balances                                            22,526       15,265         1,839
    Accounts receivable                                  2           104,924      113,824        13,714
    Inventories                                          3            35,980       34,803         4,193
    Prepayments, deposits and other receivables          4            10,954       15,965         1,924
    Due from related parties                            14            58,838       56,062         6,754
                                                                   ---------   ----------      --------
Total current assets                                                 233,222      235,919        28,424
Interest in an associated company                        5             4,866        4,924           593
Property, machinery and equipment, net                   6            10,443       10,175         1,226
Deferred asset                                           7             1,833        1,945           235
Goodwill                                                 8             3,757        3,689           444
Intangible assets                                        9             3,248        3,191           384
                                                                   ---------   ----------      --------

Total assets                                                         257,369      259,843        31,306
                                                                   =========    =========      ========


LIABILITIES, MINORITY INTERESTS AND
  STOCKHOLDERS' EQUITY
Current liabilities:
    Bank loans                                          10            41,424       40,924         4,930
    Accounts payable                                                  78,246       78,143         9,415
    Advance payments by customers                                     11,547       10,384         1,251
    Other payables and accrued liabilities                            22,949       22,183         2,673
    Due to related parties                              14             5,755        4,413           532
    Sales taxes payable                                               10,952       12,621         1,520
                                                                   ---------   ----------      --------
Total current liabilities                                            170,873      168,668        20,321
Long term loan from a related party                     14             3,442        4,031           486
Minority interests                                                    24,726       26,474         3,190
                                                                   ---------   ----------      --------
Total liabilities and minority interests                             199,041      199,173        23,997
                                                                   ---------   ----------      --------


                     OVM INTERNATIONAL HOLDING CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1996 AND JUNE 30, 1997

                    (Amounts in thousands except share data)


                                                                December 31,     June 30,      June 30,
                                                       Note             1996         1997          1997
                                                                         RMB          RMB           US$
                                                                   (Audited)  (Unaudited)   (Unaudited)
Commitments and contingencies                           13

Stockholders' equity:
    Common stock                                                          10           10             1
    Authorized:
       40,000,000 (1996: 40,000,000) shares, par value
           of US$0.0001 each
    Issued and fully paid:
       12,050,000 (1996: 12,050,000) shares, par value
           of US$0.0001 each
    Additional paid-in capital                                        30,795       30,795         3,710
    Exchange reserve                                                     405          405            49
    Retained earnings                                                 27,118       29,460         3,549
                                                                   ---------   ----------      --------
Total stockholders' equity                                            58,328       60,670         7,309
                                                                   ---------   ----------      --------

Total liabilities, minority interests and stockholders'
    equity                                                           257,369      259,843        31,306
                                                                   =========    =========      ========




































                 The accompanying notes form an integral part of
               these condensed consolidated financial statements.

                      OVM INTERNATIONAL HOLDING CORPORATION

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
            FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997


                    (Amounts in thousands except share data)

                                                              Six months ended June 30,
                                        Notes             1996            1997           1997
                                                           RMB             RMB            US$
                                                   (Unaudited)     (Unaudited)    (Unaudited)
Sales:
    Related parties                                      3,420               -              -
    Others                                              57,703          54,882          6,612
                                                      --------        --------       --------

Net sales                                               61,123          54,882          6,612

Cost of sales                                         ( 35,709)       ( 31,705)      (  3,820)
                                                      --------        --------       --------

Gross profit                                            25,414          23,177          2,792

Selling and administrative expenses                   ( 13,666)       ( 16,020)      (  1,930)

Provision for bad debt expenses                       (  2,875)       (  3,875)      (    467)

Interest expenses                                     (  3,681)       (  3,454)      (    416)

Other income                                             2,551           4,204            507

Foreign exchange loss                                 (     34)              -              -
                                                      --------        --------       --------

Income before income taxes                               7,709           4,032            486

Income taxes                               11                -               -              -
                                                      --------        --------       --------

Net income after income taxes                            7,709           4,032            486

Share of profit of an associated company                     -              58              7
                                                      --------        --------       --------

Net income before minority interests                     7,709           4,090            493

Minority interests                                    (  2,482)       (  1,748)      (    211)
                                                      --------        --------       --------

Net income                                               5,227           2,342            282
                                                      ========        ========       ========

Earnings per share                         12            0.44            0.19            0.02
                                                      ========        ========       ========



                 The accompanying notes form an integral part of
               these condensed consolidated financial statements.

                      OVM INTERNATIONAL HOLDING CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997

                             (Amounts in thousands)

                                                                     Six months ended June 30,
                                                                 1996            1997           1997
                                                                  RMB             RMB            US$
                                                           (Unaudited)     (Unaudited)    (Unaudited)
Cash flows from operating activities:
    Net income                                                  5,227            2,342           282
    Adjustments to reconcile net income to
        net cash provided by operating activities:
            Share of profit of an associated company                -       (      58)     (       7)
            Minority interests                                  2,482           1,748            211
            Depreciation                                          680             744             90
           Amortization of goodwill                                67              68              8
           Amortization of intangible assets                       58              57              7
    Decrease/(increase) in assets:
        Accounts receivable                                  ( 12,567)      (   8,900)     (   1,072)
        Inventories                                            14,324           1,177            142
        Prepayments, deposits and other receivables             7,582       (   5,011)     (     604)
        Due from related parties                                8,122           2,776            335
        Deferred asset                                            372       (     112)     (      14)
    Increase/(decrease) in liabilities:
       Accounts payable                                         3,901       (     103)     (      13)
       Advance payments by customers                            5,781       (   1,163)     (     140)
       Other payables and accrued liabilities                   3,423       (     766)     (      92)
       Due to related parties                                ( 27,433)      (   1,342)     (     162)
       Sales taxes payable                                        119)          1,669            201
                                                            ---------       ---------      ---------
Net cash provided by/(used in) operating activities            11,900       (   6,874)     (     828)
                                                            ---------       ---------      ---------

Cash flows from investing activities:
    Acquisition of property, machinery and equipment              334)      (     476)     (      58)
    Acquisition of an associated company                     (  4,709)              -              -
                                                            ---------       ---------      ---------
Net cash used in investing activities                        (  5,043)      (     476)     (      58)
                                                            ---------       ---------      ---------

Cash flows from financing activities:
Advance/(repayment) of long term loan from a related party   (  5,693)            589             71
Repayment of bank loans                                      (  5,836)      (     500)     (      60)
                                                            ---------       ---------      ---------
Net cash provided by/(used in) financing activities          ( 11,529)             89             11
                                                            ---------       ---------      ---------

Net decrease in cash and cash equivalents                    (  4,672)      (   7,261)     (     875)
Cash and cash equivalents, at beginning of period              16,590          22,526          2,714
                                                             --------       ---------      ---------

Cash and cash equivalents, at end of period                    11,918          15,265          1,839
                                                             ========       =========      =========














                 The accompanying notes form an integral part of
               these condensed consolidated financial statements.

                      OVM INTERNATIONAL HOLDING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    (Amounts in thousands except share data)


1.    ORGANIZATION AND BASIS OF PRESENTATION

            OVM International Holding Corporation (the "Company") was formerly known as Intermark Development Corporation ("IDC") which was incorporated in the State of Nevada, the United State of America.

            OVM Development Limited ("ODL") was formerly known as Kolcari Investments Limited ("Kolcari") which was incorporated in the British Virgin Islands on May 3, 1994 with limited liability.

            In 1995, Kolcari entered into an agreement with Liuzhou OVM Joint Stock Company Limited (the "JV partner"), which was incorporated in the People's Republic of China (the "PRC") and was principally engaged in the manufacture and sale of prestress products used in the construction of motorways, bridges and buildings, to set up a Sino-foreign equity joint venture (the "JV") in the PRC under the name of Liuzhou OVM Construction Machinery Company Limited.

            With effect on November 4, 1996, pursuant to an acquisition agreement (the "Agreement") among the Company and ODL and the then shareholders of ODL, the Company issued 8,800,000 shares of its common stock to the original shareholders of ODL in exchange for all the issued ordinary shares of ODL.

            The above transactions have been treated as a recapitalization of ODL with ODL as the acquirer (the "Reverse Acquisition").

            The condensed consolidated financial statements are prepared in accordance with the generally accepted accounting principles in the United States of America ("US GAAP") for interim financial information and in compliance with Item 310 of SEC Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited condensed balance sheet as of June 30, 1997 and the unaudited statements of income and statements of cash flows for the six months ended June 30, 1996 and 1997 are presented on the same basis as described in the audited consolidated financial statements as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 included elsewhere in this Registration Statement. The unaudited condensed consolidated financial statements, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position at such date and the results of operations and cash flows for those periods. Operating results for the six months period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes of the Company for the years ended December 31, 1995 and 1996.

            The unified exchange rates as of June 30, 1997 was US$1: RMB8.30 (December 31, 1996: US$1: RMB8.30). For the convenience of the reader, amounts in Renminbi ("RMB") have been translated into United States dollars ("US$") at the rate of US$1.00 = RMB8.30 quoted by the People's Bank of China as at June 30, 1997. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate.

                 OVM INTERNATIONAL HOLDING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             (Amounts in thousands)


2.    ACCOUNTS RECEIVABLE, NET

                                                    December 31,       June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                       (Audited)    (Unaudited)

      Accounts receivable                                108,000        120,595
      Provision for bad debt expenses:
         At the beginning of the year/period                   -      (   3,076)
         Charge for the year/period                    (   3,076)     (   3,695)
                                                       ----------     ----------
         At the end of the year/period                 (   3,076)     (   6,771)
                                                       ----------     ----------

      Accounts receivable, net                           104,924        113,824
                                                       ==========     ==========



3.    INVENTORIES

                                                    December 31,       June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                       (Audited)    (Unaudited)

      Raw materials                                       11,917         12,093
      Work in progress                                    11,891          9,405
      Finished goods                                      12,172         13,305
                                                       ----------     ----------

                                                          35,980         34,803
                                                       ==========     ==========



4.    PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES, NET

                                                    December 31,       June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                       (Audited)    (Unaudited)

      Prepayments, deposits and other receivables         12,207         17,398
      Provision for bad debt expenses:
         At the beginning of the year/period                   -        ( 1,253)
         Charge for the year/period                      ( 1,253)       (   180)
                                                        ---------      ---------
         At the end of the year/period                   ( 1,253)       ( 1,433)
                                                        ---------      ---------

      Prepayments, deposits and other receivables, net    10,954         15,965
                                                        =========      =========

                     OVM INTERNATIONAL HOLDING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    (Amounts in thousands except share data)


5.    INTEREST IN AN ASSOCIATED COMPANY

                                                    December 31,       June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                       (Audited)    (Unaudited)

      Unlisted shares, at cost                             4,709          4,709
      Share of post-acquisition profits                      157            215
                                                         -------        -------

                                                           4,866          4,924
                                                         =======        =======



            Interest in an associated company as at June 30, 1997 represents the JV's 50% interest in OVM Prestress Co. Pte. Ltd. ("OVM Prestress"), which was incorporated in the Republic of Singapore. OVM Prestress is mainly engaged in the business of contractors, specializing in prestressing and related engineering activities. At June 30, 1997, the JV had no material contingent liabilities or capital commitments arising from its interest in the associated company.


6.    PROPERTY, MACHINERY AND EQUIPMENT, NET

                                                    December 31,       June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                       (Audited)    (Unaudited)

      At cost:
          Buildings                                        4,221          4,221
          Plant and machinery                              9,730         10,206
                                                         -------        -------
                                                          13,951         14,427
                                                         -------        -------

      Accumulated depreciation:
          Buildings                                          571            672
          Plant and machinery                              2,937          3,580
                                                         -------        -------
                                                           3,508          4,252
                                                         -------        -------

      Property, machinery and equipment, net              10,443         10,175
                                                         =======        =======


      The buildings are located in the PRC and the land where the buildings are situated is State-owned.

                     OVM INTERNATIONAL HOLDING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             (Amounts in thousands)


7.    DEFERRED ASSET

            This represents the deemed value-added tax ("VAT") recoverable arising from the introduction of the new PRC sales tax system on July 1, 1993 which was fully implemented from January 1, 1994. Pursuant to a directive issued by the Ministry of Finance and the State Tax Bureau, the deferred VAT can be used to offset against the sales tax payable within a period of five years from January 1, 1995 such that, in general, 20% of the deferred asset can be utilized each year. The title to the deemed VAT recoverable was passed by the JV Partner to the JV on January 1, 1995.


8.    GOODWILL

                                                    December 31,       June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                       (Audited)    (Unaudited)

      Cost                                                 4,027          4,027
      Accumulated amortization                           (   270)       (   338)
                                                         -------        -------

                                                           3,757          3,689
                                                         =======        =======



9.    INTANGIBLE ASSETS

                                                    December 31,       June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                       (Audited)    (Unaudited)

      Cost                                                 3,480          3,480
      Accumulated amortization                           (   232)       (   289)
                                                         -------        -------

                                                           3,248          3,191
                                                         =======        =======

                     OVM INTERNATIONAL HOLDING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    (Amounts in thousands except share data)


10.   BANK LOANS

            All short-term bank loans are denominated in RMB and are unsecured except for amounts of RMB30,924, which are secured by the pledge of the land use right of a certain portion of the land where the factory premises of the JV are located and by certain plant and machinery held by the JV and the JV Partner. All short-term bank loans are repayable within one year but are renewable with the consent of the banks.

            Interest on bank loans is payable at the weighted average rate of 12.6% per annum as of June 30, 1997.


11.   INCOME TAXES

            It is management's intention to reinvest all the income attributable to the Company earned by its PRC operations as at June 30, 1997. Accordingly, no United States corporate income taxes have been provided in these financial statements.

            Under the current BVI laws, dividends and capital gains arising from BVI's investment are not subject to income taxes and no withholding tax is imposed on payments of dividends by the Company.

            The JV is governed by the Income Tax Law of the PRC concerning Foreign Investment Enterprises (the "FIE Income Tax Laws"). Pursuant to the FIE Income Tax Laws, the income of the JV is fully exempted from income tax for three years commencing from the first profitable year of operations followed by a 50% exemption for the next four years, after which the income is taxable at the full rate of 30%. No income tax is provided for the six months ended June 30, 1996 and 1997 as they are the second and third profitable years of operations of the JV.

            No deferred income taxes have been provided as the effect of all temporary differences is not material.


12.   EARNINGS PER SHARE

            The computation of primary earnings per share for the six months periods ended June 30, 1996 and 1997 is based on the weighted average number of common stock outstanding. Common stock equivalents (stock warrants) outstanding have not been included, as the computation would not be dilutive. The number of shares used in computing the primary earnings per share and fully diluted earnings per share was 12,050,000 shares (1996: 12,000,000 shares) for the six months ended June 30, 1997 as if the Reversed Acquisition had been completed at January 1, 1996.

                     OVM INTERNATIONAL HOLDING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    (Amounts in thousands except share data)

13.   COMMITMENTS AND CONTINGENCIES

      As at June 30, 1997, the Group had the following commitments and contingencies:

      (i) The Group had outstanding capital commitments for the purchases of equipment of approximately RMB680.

      (ii)  Contingent losses on product defects

            The general principles of the Civil Law of China and the Industrial Products Quality Liability Regulations provide for the liability of manufacturers and sellers for loss and injury caused by defective products. The Group does not carry product liability insurance. However, the laws have seldom been applied. The Group's management is not aware of any product liability claims brought against the Group as at the date these financial statements were prepared.

14.   RELATED PARTY TRANSACTIONS

            A significant portion of the business undertaken by the JV during the period has been effected with other State-owned enterprises in the PRC and on such terms as determined by the relevant PRC authorities. All these transactions including the transactions summarized in this note represent realized revenues and expenses to the Group.

            After the commencement of operation of the JV in 1995, the JV partner became an investment holding company and engaged in the trading of building and construction materials, import and export of construction equipment, other than prestressing equipment, from China, construction design and consultation services which are in different segments from the products and services provided by the JV. The JV partner remains a State-owned enterprise which is majority owned by the Mechanical and Electrical Industrial Bureau of the Liuzhou City Government. The Significant trans-actions of the Group with JV partner and its subsidiaries are summarized below.

                                                                Six months
                                                               ended June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                     (Unaudited)    (Unaudited)

      The JV Partner:
        Rental expenses for leasing of land and buildings,
            plant and machinery and motor vehicles           150            659
        Debt collecting services income                      567            332
        Interest income                                        -             19
        Interest expenses                                    247            278
                                                          ======         ======


      The subsidiaries of the JV Partner:
        Rental income from leasing of plant and machinery    342            342
        Sales of raw materials                                 -            533
        Purchases of raw materials                             -          4,592
        Sales of finished goods                                -          1,142
        Subcontracting charges                             2,941          2,809
        Interest income                                        -          2,916
                                                          ======        =======

                     OVM INTERNATIONAL HOLDING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    (Amounts in thousands except share data)


14.   RELATED PARTY TRANSACTIONS (continued)

         In addition, the Group had significant transactions with associated companies of the JV Partner, as summarized below:

                                                                 Six months
                                                               ended June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                     (Unaudited)    (Unaudited)

      Purchase of raw materials                               85            111
      Sales of finished goods                              2,710              -
      Rental expenses for leasing of plant and machinery     458            408
      Interest income                                          -            289
      Interest expenses                                        -            253
                                                          ======         ======


            During the six months ended June 30, 1997, no sales (1996: RMB33) had been made to Hong Kong Prestressed Engineering Limited ("HK Prestress"), a company incorporated in Hong Kong, of which one of the directors, Mr. Ying Lin Wan, is also a director of the Company.

            During the period ended June 30, 1997, the Group's accounts receivable and other receivables of RMB7,352 and RMB21,593, respectively, which were acquired by the Group from the JV Partner through the acquisition of a subsidiary in 1995, were transferred back to the JV Partner at book value in accordance with the original JV agreement.

            The amounts due from/to and loan from/to related parties were as follows:

                                                    December 31,       June 30,
                                                            1996           1997
                                                             RMB            RMB
                                                       (Audited)    (Unaudited)

      Due from related parties:
        Subsidiaries of the JV Partner                    29,183         35,852
        Associated companies of JV Partner                18,932         15,022
        HK Prestress                                       2,899          3,314
        JV Partner                                         7,824          1,874
                                                         -------        -------

                                                          58,838         56,062
                                                         =======        =======


      Due to related parties:
        Subsidiaries of the JV Partner                     4,786          3,755
        Current portion of long term loan from JV Partner    969            658
                                                         -------        -------

                                                           5,755          4,413
                                                         =======        =======

                     OVM INTERNATIONAL HOLDING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             (Amounts in thousands)


14.   RELATED PARTY TRANSACTIONS (continued)

                                                      December 31,      June 30,
                                                              1996          1997
                                                               RMB           RMB
                                                         (Audited)   (Unaudited)

      Long term portion of long term loan from JV Partner    3,442         4,031
                                                           =======       =======



            The balances with related parties except the JV Partner are unsecured, bear interest at an annual interest rate of 12.6% (1996: interest-free) and are repayable on demand.

            The amount due from the JV Partner is unsecured, bears interest at an annual interest rate of 12.6% (1996: interest-free) and is repayable on demand. The long-term loan from the JV Partner is unsecured and is repayable by annual installments calculated at 0.6% of the gross sales before VAT of each year commencing January 1, 1997 and has been discounted at an effective annual interest rate of 12.6%.

No person  has been  authorized  to give
any   information   or   to   make   any
representations    other    than   those
contained   in   this    Prospectus   in
connection  with this offering,  and any
information   or   representations   not
contained herein must not be relied upon
as having been authorized by the Company
or any  other  person.  This  Prospectus
does not  constitute an offer to sell or
a  solicitation  of an  offer to buy any
securities  other than the securities to
which  it  relates,  or any  offer to or
solicitation   of  any   person  in  any
jurisdiction  in  which  such  offer  or
solicitation would be unlawful.  Neither
the delivery of this  Prospectus nor any
offer  or  sale  made  hereunder  shall,
under  any   circumstances,   create  an
implication that  information  herein is             OVM INTERNATIONAL
correct  at any time  subsequent  to the               HOLDING CORP.
date hereof.
         ___________                                  4,050,000 SHARES

      TABLE OF CONTENTS                                COMMON STOCK
                               Page
                               ----
Prospectus Summary.........     4
High Risk Factors..........     8            ________________________________
Price Range of Common
  Stock....................     20
Dividend Policy............     21                     PROSPECTUS
Capitalization.............     21
Use of Proceeds............     22           ________________________________
Summary Financial
  Information..............     23
Management's Discussion
  and Analysis or Plan of
  Operations...............     25                   ___________, 1997
Discussion Pertaining to
  Certain Conditions
  Relating to the People's
  Republic of China........     33
Business...................     37
Management.................     54
Certain Transactions.......     61
Principal Shareholders.....     64
Sales by Selling
  Security Holders.........     65
Description of Securities..     66
Certain Market
  Information..............     67
Legal Matters..............     67
Experts....................     68
Additional Information.....     68

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

      Article VI of the Company's Bylaws provides as follows:

      "6.1  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Nevada, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director ore officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was as director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.2   INDEMNIFICATION OF OTHERS

The corporation shall have the power, to the maximum extent and in the manner permitted by the General Corporation Law of Nevada, to indemnify each of its employees and agents (other than directors and officers) against expense (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section an "employee" or "agent" of the corporation (other than a director or officer includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation of the corporation or of another enterprise at the request of such predecessor corporation."

      The above indemnification provisions notwithstanding, the Company is aware that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy was expressed in the act and is therefore unenforceable.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated expenses to be incurred in connection with the issuance and resale of the securities offered hereby. The Company is responsible for the payment of all expenses in connection with the Offering.

      Registration fee under
       the Securities Act of 1933..................               $ 2,095.00*
      Blue Sky filing fees and expenses............                 1,000.00*
      Printing and engraving expenses..............                10,000.00*
      Legal fees and expenses......................                25,000.00*
      Accounting fees and expenses.................                25,000.00*
      Miscellaneous................................                 1,905.00*
                                                                   ----------

            Total...................................              $65,000.00*
________________
*Estimated.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

      All  transactions   described  hereafter  give  effect  to  the  Company's
one-for-five (1:5) reverse stock split effective August 22, 1996.

      On February 22, 1996, the Company issued 400,000 shares of Common Stock to four investors located in Germany for an aggregate consideration of $20,000. This transaction was undertaken following the execution of a letter of intent to acquire I.Q. Golf, Inc., an operating company, on February 22, 1996. This acquisition was abandoned when the company to be acquired could not supply the Company with audited financial statements. All of these investors were accredited investors within the meaning of Section 501 of the Securities Act of 1933 or were otherwise qualified investors, and were provided with appropriate information or documentation relevant to the Company. Accordingly, the transaction was undertaken in accordance with Rule 504 under Regulation D of the Securities Act of 1933.

      On September 4, 1996, the Company issued an aggregate of 2,800,000 shares of Common Stock to ten non-U.S. citizens (i.e, European and Asian investors) for an aggregate purchase price of $56,000. This transaction was undertaken following the execution of a letter of intent between ODL and the Company on August 21, 1996, and which transaction was ultimately consummated. All of these investors were accredited investors within the meaning of Section 501 of the Securities Act of 1933 or were otherwise qualified investors, and were provided with appropriate information and documentation relevant to the Company. Accordingly, the transaction was undertaken in accordance with Rule 504 under Regulation D of the Securities Act of 1933.

      On November 4, 1996 the Company acquired all of the capital stock of ODL from four investors based in Hong Kong and Singapore in exchange for 8,800,000 shares of Common Stock of the Company. Inasmuch as each of the investors was an accredited investor within the meaning of Section 501 of the Securities Act of 1933, as well as being sophisticated investors and having been provided with various information and documentation concerning the Company, the issuance and exchange was effected in accordance with Section 4(2) of the Act.

      Between December 13 and December 16, 1996 the Company issued 50,000 shares of its Common Stock and Warrants to purchase 4,000,000 Warrant Shares to a group of ten investors, all of whom were non-U.S. persons. Inasmuch as each of the investors was an accredited investor within the meaning of Section 501 of the Securities Act of 1933, as well as being sophisticated investors and having been provided with various information and documentation concerning the Company, the issuance and exchange was effected in accordance with Rule 506 and Section 4(2) of the Securities Act of 1933.

ITEM 27.    EXHIBITS

Exhibits          Description of Document
--------          -----------------------

2.1         Acquisition Agreement dated November 4, 1996(1)
3.1         Articles of Incorporation and Amendments thereto(1)
3.2         Bylaws(1)
4.1         Form of Common Stock Purchase Warrant dated December 16, 1996(1)
5. Opinion of Atlas, Pearlman, Trop & Borkson, P.A. as to the validity of securities being registered(1)
10.1 Joint Venture Contract between Liuzhou OVM Joint Stock Co. Ltd. and Kolcari Investments Limited and Articles of Association for Sino-Foreign Equity Joint Venture(1)
10.2 Agreement Concerning Entrustment of the Heat Treatment Plant with Processing Tasks(1)
10.3        Agreement Concerning Transfer of Intangible Assets(1)
10.4 Agreement Concerning the Provision of Power, Water Supply and Welfare Facilities(1)
10.5        Supplementary Agreement on the Transfer of Intangible Assets(1)
10.6        Agreement  Concerning  the  Leasing  of Land,  Buildings  and  Motor
            Vehicles(1)
10.7 Supplementary Agreement on the Leasing of Land, Buildings and Motor Vehicles(1)
10.8 Agreement Concerning Matters Relating to the Establishment of the Financial Accounts for the Joint Venture(1)
10.9        Agreement  concerning  the  Injection of Assets of three  Production
            Workshops(1)
10.10 Supplementary Agreement Concerning Collection of Account Receivables and Allocation of Expenses Incurred on the Collection of Accounts Receivable(1)
10.11       1996 Stock Option Plan(1)

10.12       Employment Agreement with Kwok Kwan Hung(1)
10.13       Agreement to Extend Date of Installment Contribution(1)
21          Subsidiaries of the Registrant(1)
23(i)       Consent of Ernst & Young(2)
23(ii)      Consent of Atlas, Pearlman, Trop & Borkson, P.A. (included as part of Exhibit 5(1)
27          Financial Data Schedule(1)
________________________

1  Previously filed

2   Filed herewith

ITEM 28.    UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1)   To  file,  during  any  period  in which  it  offers  or sells
securities  being  made,  a  post-effective   amendment  to  this   Registration
Statement:

                  (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To  include   any   additional   or   changed   material
information with respect to the plan of distribution.

            (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) To file a post-effective amendment to remove any of the securities that remain unsold at the end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment to its Registration Statement to be signed on its behalf by the undersigned in Hong Kong on November 5, 1997.


                                          OVM INTERNATIONAL HOLDING CORP.



                                          By:/s/Ching Lung Po
                                             -----------------------------------
                                             Ching Lung Po, Chairman of
                                             Board and President


                                POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints Ching Lung Po and Wu Guosen or either of them, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities (including such persons' capacity as a director and/or officer of OVM International Holding Corp.) to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) or otherwise) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

      Signature                           Title                     Date
      ---------                           -----                     ----
                                    Chairman of the
/s/ Ching Lung Po                   Board of Directors,
-------------------------           President and Principal
Ching Lung Po                       Executive Officer          November 5, 1997



/s/ Wu Guosen                       Vice Chairman of the
--------------------------          Board                      November 5, 1997
Wu Guosen

                                    Principal Financial
                                    and Accounting
/s/Kwok Kwan Hung                   Officer and Director       November 5, 1997
-------------------------
Kwok Kwan Hung



/s/Wan Ying Lin                     Director                   November 5, 1997
-------------------------
Wan Ying Lin



/s/Cheung Lai                       Treasurer                  November 5, 1997
-------------------------
Cheung Lai



/s/Wan Wai On                       Secretary and Director     November 5, 1997
-------------------------
Wan Wai On

________________________________________________________________________________

                               LIST OF EXHIBITS

                                      OF

                        OVM INTERNATIONAL HOLDING CORP.

                                  FILED WITH

                            REGISTRATION STATEMENT

                                FILED WITH THE

                      SECURITIES AND EXCHANGE COMMISSION


________________________________________________________________________________

EXHIBITS          DESCRIPTION OF DOCUMENT
--------          -----------------------


23 (i)     Consent of Ernst & Young